UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

KOHL’S CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2015

To Our Shareholders:

The Annual Meeting of Shareholders of Kohl’s Corporation will be held at the Pilot House at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin 53202, on May 14, 2015, at 1:00 p.m. local time, for the following purposes:

1.	To elect the nine individuals nominated by our Board of Directors to serve as Directors for a one-year term and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016;

3.	To hold an advisory vote to approve the compensation of our named executive officers;

4.	To consider and vote upon the shareholder proposals described below, if properly presented at the meeting; and

5.	To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.

PLEASE NOTE: The meeting is expected to last less than 30 minutes.

Only shareholders of record at the close of business on March 11, 2015 are entitled to notice of and to vote at the meeting.

We are pleased to once again take advantage of the Securities and Exchange Commission’s rules that allow companies to furnish their proxy materials over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials and has lowered the costs and reduced the environmental impact of our Annual Meeting of Shareholders. Accordingly, we will mail to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how you can receive a paper copy of the proxy materials.

The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders beginning on or about March 30, 2015.

You are cordially invited to attend the Annual Meeting of Shareholders in person. Your vote is important no matter how large or small your holdings may be. Please vote as soon as possible in one of these three ways, whether or not you plan to attend the meeting:

•	Visit the website shown on your Notice of Internet Availability of Proxy Materials (www.proxyvote.com) to vote over the Internet;

•	Use the toll-free telephone number provided on the voting website (www.proxyvote.com) to vote over the telephone; or

•	If you have received a printed proxy card, you may complete, sign, date and return your proxy card by mail.

If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting of Shareholders and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 14, 2015: The 2014 Annual Report on Form 10-K and proxy statement of Kohl’s Corporation are available at www.proxyvote.com.

By Order of the Board of Directors

Richard D. Schepp
Secretary

Menomonee Falls, Wisconsin

March 30, 2015

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 14, 2015

GENERAL INFORMATION ABOUT THESE MATERIALS

This proxy statement describes matters on which we would like you, as a shareholder, to vote at our 2015 Annual Meeting of Shareholders. It also gives you information on these matters so that you can make informed decisions. You are receiving notice because our records indicate that you owned shares of our common stock at the close of business on March 11, 2015. Our Board of Directors has chosen March 11, 2015 as the “record date” for the meeting, which is the date used to determine which shareholders will be able to attend and vote at the meeting.

Our Board of Directors is soliciting your proxy to be used at the meeting. When you complete the proxy, you appoint two of our officers, Richard D. Schepp and Kevin Mansell, as your representatives at the meeting. These individuals will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares in advance of the meeting just in case your plans change. The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders beginning on or about March 30, 2015.

QUESTIONS AND ANSWERS

ABOUT OUR 2015 ANNUAL MEETING OF SHAREHOLDERS

When and where will the meeting take place?

The Annual Meeting of Shareholders will be held on Thursday, May 14, 2015, at 1:00 p.m., local time, at the Pilot House at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin 53202. Registration begins at 12:30 p.m.

How long is the meeting expected to last?

The meeting is expected to last less than 30 minutes.

What is the purpose of the meeting?

At the Annual Meeting of Shareholders, you will be asked to vote on the following matters:

•	the election of the nine individuals nominated by our Board of Directors to serve as Directors for a one-year term and until their successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016;

•	an advisory vote on the approval of the compensation of our named executive officers;

•	the shareholder proposals described below, if properly presented at the meeting; and

•	any other business that may properly come before the meeting or any adjournment of the meeting.

Could other matters be decided at the meeting?

Our Bylaws require prior notification of a shareholder’s intent to request a vote on other matters at the meeting. The deadline for notification has passed, and we are not aware of any other matters that could be brought before the meeting. However, if any other business is properly presented at the meeting, your completed proxy gives authority to Richard D. Schepp and Kevin Mansell to vote your shares on such matters at their discretion.

Who is entitled to attend the meeting?

All shareholders who owned our common stock at the close of business on March 11, 2015 (which is called the record date for the meeting) or their duly appointed proxies, may attend the meeting.

Who is entitled to vote at the meeting?

All shareholders who owned our common stock at the close of business on the record date are entitled to attend and vote at the meeting and at any adjournment of the meeting.

How many votes do I have?

Each share of our common stock outstanding on the record date is entitled to one vote on each of the nine Director nominees and one vote on each other matter.

How many votes must be present to hold the Annual Meeting of Shareholders?

The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether there is a quorum. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have the necessary voting power for that particular item and has not received instructions from the beneficial owner. In order for us to determine that enough votes will be present to hold the meeting, we urge you to vote in advance by proxy even if you plan to attend the meeting.

How many votes may be cast by all shareholders?

A total of 202,802,328 votes may be cast at the meeting, consisting of one vote for each share of our common stock outstanding on the record date.

How do I vote?

You may vote in person at the meeting or vote by proxy as described below.

Whether or not you intend to attend the meeting, you can vote by proxy in three ways:

•	Visit the website shown on your Notice of Internet Availability of Proxy Materials (www.proxyvote.com) to vote over the Internet;

•	Use the toll-free telephone number provided on the voting website (www.proxyvote.com) to vote over the telephone; or

•	If you have received a printed proxy card, you may complete, sign, date and return your proxy card by mail.

If you vote by proxy, your shares will be voted at the meeting in the manner you indicate. If you sign and return your proxy card, but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

May I change or revoke my vote after I submit my proxy?

Yes. To change your vote previously submitted by proxy, you may:

•	cast a new vote by mailing a new proxy card with a later date;

•	cast a new vote by calling the toll-free telephone number provided on the voting website (www.proxyvote.com);

•	cast a new vote over the Internet by visiting the voting website (www.proxyvote.com); or

•	if you hold shares in your name, attend the Annual Meeting of Shareholders and vote in person.

If you wish to revoke rather than change your vote, written revocation must be received by our corporate Secretary prior to the meeting.

What are the Board’s voting recommendations?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends a vote:

•	FOR the election of the nine nominees named under the caption “ITEM ONE — ELECTION OF DIRECTORS” to serve as Directors (see page 17);

•

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016 (see “ITEM TWO — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” on page 63);

•	FOR the approval of the compensation of our named executive officers (see “ITEM THREE — ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS” on page 64);

•	AGAINST the shareholder proposal on Recovery of Unearned Management Bonuses (see “ITEM FOUR — SHAREHOLDER PROPOSAL” on page 65); and

•	AGAINST the shareholder proposal on Proxy Access (see “ITEM FIVE — SHAREHOLDER PROPOSAL” on page 67).

How many votes will be required to approve each of the proposals?

•

ITEM ONE: Our Board of Directors has instituted a majority vote requirement for the election of Directors in uncontested elections. This means that a Director nominee will be elected if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone but abstain from voting on any of the nominees, your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

•

ITEMS TWO, THREE, FOUR and FIVE: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the advisory vote on approval of the compensation of our named executive officers and each of the shareholder proposals will be approved if the number of votes cast “for” that proposal exceeds the number of votes cast “against” it. If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone but abstain from voting on any of these proposals, your shares will be counted as present for purposes of determining whether there is a quorum, but will have no effect on the outcome of such proposal or proposals.

What if I do not indicate my vote for one or more of the matters on my proxy?

If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone without indicating your vote on a matter to be considered at the Annual Meeting of Shareholders, your shares will be voted in accordance with the Board of Directors’ recommendations described above. In the event any other matters are brought before the meeting, Richard D. Schepp and Kevin Mansell will vote your shares on such matters at their discretion.

What happens if I do not vote by proxy?

If you do not vote by proxy, the shares held in your name will not be voted unless you vote in person at the meeting. If you hold your shares through a broker and you do not provide your broker with specific instructions, your shares may be voted with respect to certain proposals at your broker’s discretion. If the broker does not vote those shares, those broker non-votes will have no effect on the outcome of any of the proposals.

How can I attend the Annual Meeting of Shareholders?

Only shareholders as of the close of business on the record date, March 11, 2015, may attend the Annual Meeting of Shareholders. To be admitted to the meeting, you will be required to present photo identification and an admission ticket or proof of ownership of your shares as of the record date, such as a letter or account statement from your bank or broker.

IF YOU DO NOT HAVE AN ADMISSION TICKET (OR PROOF OF OWNERSHIP) AND VALID PICTURE IDENTIFICATION, YOU WILL NOT BE ADMITTED TO THE MEETING.

The use of cameras, recording devices and other electronic devices at the meeting is prohibited, and such devices will not be allowed in the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while you may bring these phones into the venue, you may not use the camera function at any time.

What happens if the Annual Meeting of Shareholders is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will remain valid and may be voted when the meeting is convened or reconvened. You may change or revoke your proxy as set forth above under the caption “May I change or revoke my vote after I submit my proxy?”

Will our independent registered public accounting firm participate in the meeting?

Yes. Our independent registered public accounting firm is Ernst & Young LLP. A representative of Ernst & Young LLP will be present at the meeting, and will be available to make a statement or answer any appropriate questions you may have.

Are members of the Board of Directors required to attend the meeting?

While the Board has not adopted a formal policy regarding Director attendance at annual shareholder meetings, Directors are encouraged to attend. Six of our ten Directors attended the 2014 Annual Meeting of Shareholders.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay all costs and expenses related to preparation of these proxy materials and solicitation of your vote. We also pay all Annual Meeting of Shareholder expenses. In addition to soliciting proxies by mail, we may solicit proxies by telephone, personal contact, and electronic means. None of our Directors, officers, or employees will be specially compensated for these activities. We have hired Morrow & Co., LLC to assist with the solicitation of proxies for a fee of $8,500 plus reimbursement for out-of-pocket expenses. We also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock, but we will not pay any compensation for their services.

Can I view these proxy materials electronically?

Yes. You may view our 2015 proxy materials at www.proxyvote.com. You may also use our corporate website at www.kohlscorporation.com to view all of our filings with the Securities and Exchange Commission (the “Commission”), including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

How can I receive copies of Kohl’s year-end Securities and Exchange Commission filings?

We will furnish without charge to any shareholder who requests in writing, a copy of this proxy statement and/or our Annual Report on Form 10-K, including financial statements, for the fiscal year ended January 31, 2015, as filed with the Commission. Any such request should be directed to Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, Attention: Investor Relations.

How do shareholders submit proposals for Kohl’s 2016 Annual Meeting of Shareholders?

You may present matters for consideration at our next Annual Meeting of Shareholders either by having the matter included in our proxy statement and listed on our proxy or by conducting your own proxy solicitation.

To have your proposal included in our proxy statement and listed on our proxy for the 2016 Annual Meeting of Shareholders, we must receive your proposal by December 1, 2015. You may submit your proposal in writing to: Corporate Secretary, Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051. You may submit a proposal only if you have continuously owned at least $2,000 worth of our common stock for at least one year before you submit your proposal, and you must continue to hold this level of stock through the date of the 2016 Annual Meeting of Shareholders.

If you decide to conduct your own proxy solicitation, you must provide us with written notice of your intent to present your proposal at the 2016 Annual Meeting of Shareholders in accordance with our Bylaws, and the written notice must be received by us by January 15, 2016. If you submit a proposal for the 2016 Annual Meeting of Shareholders after that date, your proposal cannot be considered at the meeting.

QUESTIONS AND ANSWERS

ABOUT OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has ten members. Each Director stands for election every year. Mr. Sommerhauser will not be standing for re-election to the Board of Directors at the 2015 Annual Meeting of Shareholders. The Board of Directors has determined that following the 2015 Annual Meeting of Shareholders, the size of the Board will be reduced to nine members. We thank Mr. Sommerhauser for his many years of service as a Director.

How often did the Board of Directors meet in fiscal 2014?

The full Board of Directors formally met six times during fiscal 2014 and otherwise accomplished its business through the work of the committees described below or otherwise without formal meetings. Each incumbent Director attended at least 75% of the meetings of the Board and of the standing committees for which he or she was a member during fiscal 2014.

Do the non-management Directors meet in regularly scheduled executive sessions?

Yes. The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present. Our Board of Directors, upon the recommendation of the Governance & Nominating Committee, appointed Mr. Watson as the independent “Lead Director” for fiscal 2014. In this capacity, Mr. Watson presided over the meetings of non-management Directors.

Has the Board of Directors adopted written Corporate Governance Guidelines?

Yes. Our Board has adopted written Corporate Governance Guidelines. To view these guidelines, access www.kohlscorporation.com, then “Investor Relations,” then “Corporate Governance,” then “Corporate Governance Guidelines.” Paper copies will be provided to any shareholder upon written request.

How does the Board determine which Directors are independent?

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual Director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the Director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence.

Which Directors have been designated as independent?

Based on the analysis described below on page 21 under the caption “Independence Determinations & Related Person Transactions,” the Board affirmatively determined that eight of the nine Directors that will continue to serve on the Board following the Annual Meeting of Shareholders are independent: Peter Boneparth, Steven A. Burd, Dale E. Jones, John E. Schlifske, Frank V. Sica, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson. Kevin Mansell is not an independent Director because of his employment as our Chairman, Chief Executive Officer and President. While Peter M. Sommerhauser will no longer be serving on the Board following the Annual Meeting of Shareholders, the Board also determined that he is not an independent Director because he is a shareholder with the law firm Godfrey & Kahn, S.C., which provides legal services to us.

Does the Board of Directors Have a Process for Reviewing and Approving Related Party Transactions?

Yes. The Board of Directors recognizes that related party transactions can present a heightened risk of conflicts of interest. Accordingly, as a general matter, and consistent with our written code of ethics, our

Directors, senior officers and their respective immediate family members are to avoid any activity, interest, or relationship that would create, or might appear to others to create, a conflict with the interests of Kohl’s. The Governance & Nominating Committee, which is comprised solely of independent Directors, reviews all related-party transactions and relationships involving a Director or any senior officer. To help identify related-party transactions and relationships, each Director and senior officer completes an annual questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with Kohl’s. Kohl’s Legal Department conducts a review of our financial records to determine if a Director or executive officer, or a company with which a Director or executive officer is affiliated, received any payments from Kohl’s or made any payments to Kohl’s that could have arisen as a result of a related party transaction during the fiscal year. On an annual basis, or as circumstances may otherwise warrant, the Governance & Nominating Committee reviews and approves, ratifies or rejects any transaction or relationship with a related party that is identified. In approving, ratifying or rejecting a related-party transaction or relationship, the Governance & Nominating Committee considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to Kohl’s. Transactions and relationships that are determined to be directly or indirectly material to Kohl’s or a related person are disclosed in Kohl’s proxy statement.

The Board of Directors’ processes with respect to review and approval or ratification of related-party transactions are in writing and have been incorporated into the Charter of the Governance & Nominating Committee of the Board of Directors.

What are the standing committees of the Board?

Our Board of Directors has three standing committees: the Audit Committee, the Governance & Nominating Committee and the Compensation Committee.

Who are the members of the standing committees?

As of January 31, 2015, the members of our Board of Directors’ standing committees were:

Committee	Members	Chairperson

Audit Committee	John Schlifske Stephanie A. Streeter Nina G. Vaca Stephen E. Watson	Stephen E. Watson

Governance & Nominating Committee	Peter Boneparth Steven A. Burd Dale E. Jones John E. Schlifske Frank V. Sica Stephanie A. Streeter Nina G. Vaca Stephen E. Watson	Stephanie A. Streeter

Compensation Committee	Peter Boneparth Steven A. Burd Dale E. Jones Frank V. Sica	Frank V. Sica

Are all of the members of the standing committees independent?

Yes. All members of each of the standing committees have been deemed independent by the Board of Directors.

Do all of the standing committees operate under a written charter?

Yes. The charters of each of the standing committees are available for viewing by accessing our website at www.kohlscorporation.com, then “Investor Relations,” then “Corporate Governance.” Paper copies will be provided to any shareholder upon written request.

What are the functions of the standing committees?

Audit Committee

It is the responsibility of the Audit Committee to assist the Board of Directors in its oversight of our financial accounting and reporting practices. The specific duties of the Audit Committee include:

•	monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance;

•	selecting our independent registered public accounting firm;

•	monitoring the independence and performance of our independent registered public accounting firm and internal auditing functions;

•	providing oversight and guidance to management with respect to management’s enterprise risk assessment and risk mitigation processes; and

•	providing an avenue of communication among the independent registered public accounting firm, management, the internal auditing functions and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent registered public accounting firm as well as any of our employees. The Audit Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Board has determined that each member of the Audit Committee is “financially literate,” as that term is defined under New York Stock Exchange rules, and qualified to review and assess financial statements. The Board has also determined that more than one member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by the Commission, and has specifically designated Stephen E. Watson, Chairman of the Audit Committee, as an audit committee financial expert. Each member of the Audit Committee is also “independent” as that term is defined under the rules of both the Commission and the New York Stock Exchange.

Governance & Nominating Committee

The duties of the Governance & Nominating Committee are to provide assistance to the Board of Directors in the selection of candidates for election and re-election to the Board and its committees; advise the Board on corporate governance matters and practices, including developing, recommending, and thereafter periodically reviewing the Corporate Governance Guidelines and principles applicable to us; and coordinate an annual evaluation of the performance of the Board and each of its standing committees.

Compensation Committee

The duties of the Compensation Committee are to discharge the Board’s responsibilities related to compensation of our Directors and officers, as well as those with respect to our general employee compensation and benefit policies and practices to ensure that they meet corporate objectives. The Compensation Committee has overall responsibility for evaluating and approving our executive officer benefits, incentive compensation, equity based or other compensation plans, policies and programs. The Compensation Committee also approves goals for incentive plans and evaluates performance against these goals. Furthermore, the Compensation Committee regularly and actively reviews and evaluates our executive management succession plans and makes recommendations to the Board with respect to succession planning issues. The Compensation Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. Further information regarding the Compensation Committee’s processes and procedures for the consideration of executive and Director compensation is included in the Compensation Discussion & Analysis section of this proxy statement.

How many times did each standing committee meet in fiscal 2014?

During fiscal 2014, the Audit Committee formally met eight times. The Compensation Committee formally met five times. The Governance & Nominating Committee formally met three times. Each of the committees otherwise accomplished their business without formal meetings.

Are there currently any other committees of the Board of Directors?

The Board of Directors has also established an Executive Committee, the primary function of which is to act on behalf of the Board of Directors in the intervals between the Board’s meetings. The Executive Committee may not, however, take any actions that: (a) are prohibited by applicable law or our Articles of Incorporation or Bylaws, or (b) are required by law or by rule of the New York Stock Exchange to be performed by a committee of independent Directors, unless the composition of the Executive Committee complies with such law or rule. As of May 14, 2015, the members of the Executive Committee will be:

•	Steven A. Burd

•	Kevin Mansell

•	Frank V. Sica

•	Stephen E. Watson

What is the leadership structure of Kohl’s Board of Directors and why has this structure been chosen?

The Board of Directors has no formal policy on separation of the position of Chairman of the Board and Chief Executive Officer. However, recognizing shareholder sentiment as expressed in a vote on a shareholder proposal brought before our 2013 Annual Meeting of Shareholders, the Board intends to appoint a Chairman that has not previously served as an executive officer of Kohl’s whenever possible. Based on the recommendations within the previous shareholder proposal and many subsequent discussions with our largest shareholders representing a significant percentage of outstanding shares, the foregoing shall apply with respect to the appointment of any new Chairman or if any then-current Chairman shall become an executive officer of Kohl’s, but shall not apply: (i) until such time as Mr. Mansell retires or otherwise ceases to serve as Chairman of the Board; (ii) if such an appointment would violate any pre-existing contractual obligation of Kohl’s; or (iii) to the extent the then-current members of the Board determine that such an appointment would not be consistent with the Board’s fiduciary obligations to our shareholders. In accordance with its fiduciary duties, the Board will periodically make a determination as to the appropriateness of its policies in connection with the recruitment and succession of the Chairman and Chief Executive Officer.

To further strengthen the Board’s governance structure, our Corporate Governance Guidelines provide for an independent Lead Director to be elected annually by the independent Directors. The role of our Lead Director closely parallels the role of an independent chairman. Specifically, our independent Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management Directors;

•	serves as liaison between the Chairman and the independent Directors;

•	approves information sent to the Board;

•	approves meeting agendas for the Board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent Directors; and

•	is available for consultation and direct communication with major shareholders upon request.

We believe that the existence of an independent Lead Director with this scope of responsibilities supports strong corporate governance principles and allows the Board to effectively fulfill its fiduciary responsibilities to our shareholders.

Moreover, we have adopted strong and effective corporate governance policies and procedures to promote effective and independent corporate governance. Among these policies and procedures are the following:

•	The Board is composed of a majority of independent Directors, as determined under the standards of the New York Stock Exchange;

•	The Board’s Audit Committee, Compensation Committee and Governance & Nominating Committee are composed solely of independent Directors;

•

Non-management Directors meet privately in executive sessions presided over by the Lead Director in conjunction with each regular Board meeting — following these executive sessions, the Lead Director provides the Board’s guidance and feedback to the Chairman;

•	Independent Directors communicate regularly with the Lead Director and the Chairman regarding appropriate Board agenda topics and other Board related matters; and

•	All Board members have complete access to management and outside advisors, so the Chairman is not the sole source of information for the Board.

How Does Kohl’s Manage Risk and What is the Board’s Role in the Risk Management Processes?

We have developed a robust enterprise risk management program that is driven by management and overseen by the Board’s Audit Committee, with progress reports given periodically to the full Board. Our enterprise risk management program was designed to monitor Kohl’s ongoing progress in managing the potential impact of key regulatory, operational, financial and reputational risks across the organization. Management has compiled a comprehensive list of enterprise risks. These risks have been prioritized based upon the potential financial and reputational damage posed by each risk. A member of senior management has been assigned as the “owner” of each risk based upon who is most likely to be able to impact the effects of that particular risk. Each risk owner has been required to develop action plans to reduce, mitigate or eliminate the risk, identify barriers to risk reduction efforts, and establish key metrics to objectively measure the impacts of risk management efforts. A risk management committee has been formed among key senior managers from across our company to actively review each risk owner’s progress toward reduction, mitigation or elimination of each particular risk. The risk management committee meets regularly to review the status of risk management efforts directed toward each identified risk element. Our principal officers are periodically updated on the status of all risk management efforts, and are regularly consulted for additional direction.

Pursuant to its charter, the Board’s Audit Committee actively oversees and monitors our enterprise risk management program. The Board receives a full annual status report on all of our risk management activities. Between these annual reports, the Audit Committee receives regular updates from members of senior management on various elements of material risk. Some of these reports are scheduled because of their particular significance, and others may be scheduled at the request of any Audit Committee member for any reason. These reports are given by the appropriate risk owner within the organization to enable the Audit Committee members to understand our risk identification, risk management and risk mitigation strategies, and to provide regular feedback and general direction to management. Following each of these updates, the Audit Committee Chairman reports on the discussion to the full Board during the committee reports portion of the next full Board meeting. On an annual basis, the full Board also receives a comprehensive update on our current risk profile and our activities related to the enterprise risk management program. This enables all members of the Board to understand our overall risk profile and efforts being made to reduce, mitigate or eliminate each element of risk.

How does the Board identify and evaluate nominees for Director?

The Governance & Nominating Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected due to retirement or otherwise, and whether the Board is comprised of individuals with the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. To assist in these considerations, the Board periodically performs a comprehensive skills assessment to determine which particular skills or areas of expertise would most help the Board of Directors carry out its significant responsibilities. In the event that vacancies are anticipated or otherwise arise, the Governance & Nominating Committee utilizes a variety of methods for identifying and evaluating Director candidates that would best satisfy areas of opportunity identified during the course of the skills assessment. Candidates may come to the attention of the Committee through current Directors, members of management, eligible shareholders or other persons. From time to time, the Governance & Nominating Committee may also engage a search firm to assist in identifying potential Board candidates, although such a firm was not used to identify any of the nominees for Director proposed for election at the 2015 Annual Meeting of Shareholders. Once the Committee has identified a prospective nominee, the Committee carefully evaluates the nominee’s potential contributions in providing advice and guidance to the Board and management.

What are the minimum required qualifications for Directors?

Members of the Board of Directors and Director nominees must share with the other Directors the following attributes:

•	Unquestionable ethics and integrity;

•	A demonstrated record of success, leadership and solid business judgment;

•	Intellectual curiosity;

•	Strong reasoning skills;

•	Strong strategic aptitude;

•	Independence and objectivity — willingness to challenge the status quo;

•	A demonstrated record of social responsibility;

•	A commitment to enhancing long-term shareholder value;

•	A willingness to represent the interests of all of our shareholders;

•	A willingness and ability to spend sufficient time to carry out their duties; and

•	A good cultural fit with Kohl’s and the Board.

Does Kohl’s have a formal diversity policy for Directors?

The Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.

How does the Board evaluate Director candidates recommended by shareholders?

The Governance & Nominating Committee evaluates shareholder nominees in the same manner as any other nominee. Pursuant to procedures set forth in our Bylaws, our Governance & Nominating Committee will consider shareholder nominations for Directors if we receive timely written notice, in proper form, of the intent to make a nomination at an Annual Meeting of Shareholders. To be timely for the 2016 Annual Meeting of Shareholders, the notice must be received within the time frame discussed above on page 5 under the heading “How do shareholders submit proposals for Kohl’s 2016 Annual Meeting of Shareholders?” To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a Director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. Among other things, a shareholder proposing a Director nomination must disclose any hedging, derivative or other complex transactions involving our common stock to which the shareholder is a party. These requirements are detailed in our Bylaws, a copy of which will be provided to you upon written request.

How are Directors compensated?

Pursuant to our Non-Employee Director Compensation Program, Directors who are not our employees or employees of our subsidiaries receive an annual retainer fee of $100,000. The independent Lead Director receives an additional retainer fee of $40,000. Chairpersons of the Compensation Committee and the Audit Committee receive an additional $20,000 retainer fee, and the Chairperson of the Governance & Nominating Committee receives an additional $15,000 retainer fee. Non-employee Directors also receive retainer fees for membership on the Compensation, Audit, Governance & Nominating and Executive Committees. Committee member retainers are $5,000 for Governance & Nominating Committee members, $10,000 for Compensation Committee members and $15,000 for Audit Committee and Executive Committee members. Directors receive no additional compensation for participation in Board of Directors’ or committee meetings. Directors are, however, reimbursed for travel and other expenses related to attendance at these meetings as well as travel and other expenses related to attendance at educational seminars approved in advance by the Governance & Nominating Committee.

Equity awards are granted to non-employee Directors from time to time pursuant to our 2010 Long Term Compensation Plan. These grants are typically made following a Director’s initial election to the Board and each time the Director is re-elected by the shareholders to serve a new term. The annual awards, which are comprised of restricted shares, typically have a “grant date fair value” of approximately $100,000, calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R). Accordingly, each of the non-employee Directors that were re-elected to the Board at the 2014 Annual Meeting of Shareholders received a grant of 1,915 restricted shares. The restricted shares vest on the first anniversary of the date of grant. Prior to the vesting of the restricted shares, the recipients have the right to vote the shares, to receive and retain all regular dividends paid or distributed in respect of the shares (paid in “dividend units” that vest with the underlying shares), assuming full reinvestment of all such dividends, and have all other rights as a holder of outstanding shares of our stock.

Director Compensation Table

The following table provides each element of compensation paid or granted to each non-employee Director for services rendered during fiscal 2014. Retainer fees are paid on a quarterly basis in arrears, so some of the retainer fees in this table may have been paid in the first quarter of fiscal 2015 for services rendered in fiscal 2014.

	Fees Earned or Paid in Cash $	Stock Awards $(1)	Total $
Peter Boneparth	$112,250	$99,982	$212,232
Steven A. Burd	$121,250	$99,982	$221,232
Dale E. Jones	$112,500	$99,982	$212,482
John E. Schlifske	$117,500	$99,982	$217,482
Frank V. Sica	$147,500	$99,982	$247,482
Peter M. Sommerhauser	$115,000	$99,982	$214,982
Stephanie A. Streeter	$130,000	$99,982	$229,982
Nina G. Vaca	$116,250	$99,982	$216,232
Stephen E. Watson	$180,000	$99,982	$279,982

(1)

The amounts shown represent the aggregate grant date fair value for awards granted in 2014, computed in accordance with FASB ASC Topic 718 (formerly FAS 123(R)). Each Director who was re-elected to the Board of Directors at the 2014 Annual Meeting of Shareholders was awarded 1,915 restricted shares. For a discussion of the valuation assumptions used for all stock-based awards, see Note 6 to our fiscal 2014 audited financial statements included in our Annual Report on Form 10-K.

As of January 31, 2015, the aggregate number of vested and unvested stock options and unvested shares of restricted stock held by each incumbent non-employee Director were as follows:

	Number of Securities Underlying Unexercised Options		Number of Unvested Shares of Restricted Stock(1)
	Vested	Unvested
Mr. Boneparth	8,977	—	1,954
Mr. Burd	25,126	—	1,954
Mr. Jones	17,926	—	1,954
Mr. Schlifske	7,784	—	1,954
Mr. Sica	21,626	—	1,954
Mr. Sommerhauser	25,126	—	1,954
Ms. Streeter	21,626	—	1,954
Ms. Vaca	13,753	—	1,954
Mr. Watson	29,126	—	1,954

(1)	Includes accrued but unvested dividend equivalent shares.

Are Directors required to own Kohl’s stock?

We believe that Director stock ownership is important to align the interests of our Directors with those of our shareholders. Each non-management member of the Board of Directors is expected to hold a minimum of 7,300 shares of Kohl’s stock, including shares of restricted stock, but not including any vested or unvested stock options. This ownership level is to be achieved by the fifth anniversary of the Director’s initial election to the Board. All Directors are in compliance with this requirement.

The number of shares set forth above will be revisited from time to time by the Governance & Nominating Committee, with the intention of requiring Directors to own Kohl’s stock with a value of approximately three times the amount of the Directors’ average annual cash retainer. A Director is not permitted to sell any stock, either through the exercise of stock options or otherwise, until he or she attains the above-referenced ownership level.

Do you have a written code of ethics?

Yes. Our Board of Directors, through its Governance & Nominating Committee, has adopted a code of ethical standards that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, members of our Board of Directors. This code includes (but is not limited to) the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. We provide educational seminars with respect to the code for all of our employees, and all employees agree in writing to comply with the code at the time they are hired and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, including through the use of an anonymous toll-free hotline. This code, known as “Kohl’s Ethical Standards and Responsibilities” can be viewed on our website by accessing www.kohlscorporation.com, then “Investor Relations,” then “Corporate Governance,” then “Code of Ethics.” We intend to satisfy our disclosure requirements under Item 5.05 of Form 8-K, regarding any amendments to, or waiver of, a provision of our code of ethics that applies to our principal executive officer, principal financial officer or our Directors by posting such information at this location on our website. Paper copies of the code of ethics will be provided to any shareholder upon written request.

How can I obtain copies of your corporate governance documents?

You may obtain a copy of our Corporate Governance Guidelines, our Code of Ethics and the charters for each of the committees of our Board of Directors on our website at www.kohlscorporation.com, under the section entitled “Investor Relations,” or by contacting our Investor Relations staff by e-mail at investor.relations@kohls.com or by mail at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.

How can I communicate with members of the Board of Directors?

You may contact any member of the Board of Directors, including the independent Lead Director, as follows (these instructions are also available on our website):

Write to our Board of Directors or Lead Director Stephen E. Watson:

Kohl’s Board of Directors

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Or

E-mail our Board of Directors or Lead Director Stephen E. Watson:

directors@kohls.com

Questions or concerns related to financial reporting, internal accounting or auditing matters may be sent to governance@kohls.com.

All questions or concerns will be forwarded to the appropriate members of management or the Board of Directors. Correspondence related to accounting, internal controls or auditing matters is immediately brought to the attention of our Internal Audit Department and, if appropriate, to the Audit Committee of the Board of Directors. The Audit Committee receives a quarterly summary of all communications received through any of the above-referenced channels.

All such communications are treated confidentially. You can remain anonymous when communicating your concerns.

When do your fiscal years end?

Consistent with many other retail companies, our fiscal year ends on the Saturday closest to January 31. References in this proxy statement to a “fiscal year” are to the calendar year in which the fiscal year begins. For example, the fiscal year ended January 31, 2015 is referred to as “fiscal 2014.”

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of January 31, 2015 (unless otherwise noted) by:

•	each of our Directors and nominees;

•	each of our named executive officers;

•	all of our executive officers, Directors and nominees as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. The beneficial ownership includes shares owned by the individual in his or her 401(k) Plan account. Indicated options are all exercisable within sixty days of January 31, 2015.

Name of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Peter Boneparth	21,816	(1)	*

Steven A. Burd	46,910	(2)	*

Dale E. Jones	25,765	(3)	*

John E. Schlifske	13,863	(4)	*

Frank V. Sica	52,618	(5)	*

Peter M. Sommerhauser	376,387	(6)	*

Stephanie A. Streeter	31,979	(7)	*

Nina G. Vaca	23,160	(8)	*

Stephen E. Watson	38,465	(9)	*

Kevin Mansell	1,649,320	(10)	*

Michelle Gass	169,494	(11)	*

Wesley S. McDonald	242,478	(12)	*

Richard D. Schepp	374,033	(13)	*

Ken Bonning	262,622	(14)

Donald A. Brennan	661,455	(15)	*

All Directors and executive officers as a group (15 persons)	3,990,363	(16)	2.0%

Blackrock, Inc.	12,091,533	(17)	6.0%
55 East 52nd Street New York, NY 10022
JPMorgan Chase & Co	12,354,244	(18)	6.1%
270 Park Ave. New York, NY 10017
State Street Corporation	11,440,724	(19)	5.7%
1 Lincoln Street Boston, MA 02111
T. Rowe Price Associates, Inc.	18,794,355	(20)	9.3%
100 E. Pratt Street Baltimore, MD 21202
Vanguard Group Inc	10,889,156	(21)	5.4%
100 Vanguard Blvd. Malvern, PA 19355

*	Less than 1%.

(1)	Includes 1,954 unvested restricted shares and 8,977 shares represented by stock options.
(2)	Includes 1,954 unvested restricted shares and 25,126 shares represented by stock options.
(3)	Includes 1,954 unvested restricted shares and 17,926 shares represented by stock options.
(4)	Includes 1,954 unvested restricted shares and 7,784 shares represented by stock options.
(5)	Includes 14,628 shares held by Mr. Sica’s spouse, 1,954 unvested restricted shares and 21,626 shares represented by stock options.
(6)

Includes 290,264 shares held in trust for the benefit of the families of current and former Directors and executive officers of Kohl’s or in charitable foundations established by executive officers of Kohl’s for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest. Includes 5,000 shares held in trusts for the benefit of Mr. Sommerhauser’s family as to which Mr. Sommerhauser has no voting or investment power. Includes 23,746 shares held in trust for the benefit of Mr. Sommerhauser’s spouse, 1,954 unvested restricted shares and 25,126 shares represented by stock options. Also includes 2,264 shares held by Mr. Sommerhauser’s spouse.

(7)	Includes 1,954 unvested restricted shares and 21,626 shares represented by stock options.
(8)	Includes 1,954 unvested restricted shares and 13,753 shares represented by stock options.
(9)	Includes 1,954 unvested restricted shares and 29,126 shares represented by stock options.
(10)

Includes 258,070 shares held in trusts for the benefit of Mr. Mansell and his spouse, as to which Mr. Mansell or his spouse serves as co-trustee and have shared voting and investment power with Mr. Sommerhauser, 22,778 shares held by Mr. Mansell’s spouse, 229,683 unvested restricted shares, and 1,065,601 shares represented by stock options.

(11)	Includes 145,683 unvested restricted shares.
(12)	Includes 87,629 unvested restricted shares and 112,453 shares represented by stock options.
(13)	Includes 102,795 unvested restricted shares, 240,442 shares represented by stock options and 2,015 shares held in Mr. Schepp’s 401(k) account.
(14)	Includes 85,926 unvested restricted shares and 127,488 shares represented by stock options.
(15)

As of April 1, 2014. Mr. Brennan terminated his employment with us effective as of April 1, 2014. Pursuant to the Commission’s rules, Mr. Brennan is still considered a named executive officer for purposes of this table. Includes 502,088 shares represented by stock options.

(16)	Includes 2,219,142 shares represented by stock options.
(17)

According to the Schedule 13G filed February 9, 2015 by Blackrock, Inc. (“Blackrock”), Blackrock was the beneficial owner of 12,091,533 shares of Kohl’s common stock as of December 31, 2014. The filing indicates that Blackrock has sole voting power with respect to 10,195,521 shares, sole dispositive power with respect to 12,054,560 shares, shared voting power with respect to 36,973 shares and shared dispositive power with respect to 36,973 shares.

(18)

According to the Schedule 13G filed January 29, 2015 by JPMorgan Chase & Co. (“JPMorgan”), JPMorgan was the beneficial owner of 12,354,244 shares of Kohl’s common stock as of December 31, 2014. The filing indicates that JPMorgan has sole voting power with respect to 11,928,764 shares, sole dispositive power with respect to 12,341,932 shares, shared voting power with respect to 8,007 shares and shared dispositive power with respect to 12,007 shares.

(19)

According to the Schedule 13G filed February 12, 2015 by State Street Corporation (“State Street”), State Street was the beneficial owner of 11,440,724 shares of Kohl’s common stock as of December 31, 2014. The filing indicates that State Street has shared voting and shared dispositive power with respect to 11,440,724 shares.

(20)

According to the Schedule 13G filed February 13, 2014 by T. Rowe Price Associates, Inc. (“T. Rowe”), T. Rowe was the beneficial owner of 18,794,355 shares of Kohl’s common stock as of December 31, 2014. The filing indicates that T. Rowe has sole voting power with respect to 6,485,945 shares and sole dispositive power with respect to 18,756,305 shares.

(21)

According to the Schedule 13G filed February 10, 2015 by Vanguard Group, Inc. (“Vanguard”), Vanguard was the beneficial owner of 10,889,156 shares of Kohl’s common stock as of December 31, 2014. The filing indicates that Vanguard has sole voting power with respect to 354,588 shares, sole dispositive power with respect to 10,553,012 shares and shared voting and shared dispositive power with respect to 336,144 shares.

ITEM ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation provide that our Board of Directors shall consist of five to fifteen members. Our Board of Directors currently consists of ten members. Mr. Sommerhauser will not be standing for re-election at the Annual Meeting of Shareholders, and the Board has determined that, at that time, the size of the Board will be reduced to nine members. We thank Mr. Sommerhauser for his many years of service as a Director.

Under our Articles of Incorporation, our Board of Directors is elected annually to serve until the next Annual Meeting of Shareholders and until the Directors’ successors are duly elected and shall qualify. OUR BOARD OF DIRECTORS HAS INSTITUTED A MAJORITY VOTE REQUIREMENT FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS. THIS MEANS THAT A DIRECTOR NOMINEE WILL BE ELECTED IF THE NUMBER OF VOTES CAST “FOR” THAT NOMINEE EXCEEDS THE NUMBER OF VOTES CAST “AGAINST” THAT NOMINEE. If you abstain from voting on any of the nominees, your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

You may vote for all, some or none of the nine nominees to be elected to the Board of Directors. However, you may not vote for more individuals than the number nominated. Unless you direct otherwise, your proxy will be voted for the election of the nine nominees described below. The Board of Directors has no reason to believe that any nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the size of the Board or may designate a substitute nominee, in which event the shares represented by your signed proxy will be voted for any such substitute nominee, unless you have given different instructions on the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

IF NO INSTRUCTIONS ARE SPECIFIED ON YOUR OTHERWISE PROPERLY COMPLETED

PROXY, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Information about Director Nominees

The Board of Directors, and particularly its Governance & Nominating Committee, regularly considers whether the Board is comprised of individuals with the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. In making these considerations, the Board of Directors and its Governance & Nominating Committee has focused primarily on the information in each of the nominee’s individual biographies set forth below. These biographies are based upon information provided by each of the nominees. There are no family relationships between the nominees. Unless otherwise indicated, the nominees have had the indicated principal occupation for at least the past five years. The directorships listed for each nominee are those public company directorships that have been held by the nominee at any time during the past five years.

	Age	Director Since
Peter Boneparth	55	2008

Former Senior Advisor, Irving Place Capital Partners, a private equity group, from February 2009 to November 2014. Former President and Chief Executive Officer of Jones Apparel Group, a designer and marketer of apparel and footwear, from March 2002 to July 2007. Mr. Boneparth was a director of McNaughton Apparel Group, a producer of apparel, from April 1997 to July 2001 and of Jones Apparel Group, a provider of apparel and footwear, from July 2001 to July 2007. He is currently a director of JetBlue Airways Corporation, a commercial airline.

The Governance & Nominating Committee believes Mr. Boneparth’s qualifications to serve on our Board of Directors include his experience as President and Chief Executive Officer of companies specializing in the production and sale of apparel and footwear, his experience as a director of other public companies and his broad-based knowledge in the areas of retail sales, corporate finance, consumer products, and the design and manufacture of apparel and other products.

Steven A. Burd	65	2001

Founder and Chief Executive Officer of Burd Health LLC, a company helping self-insured employers manage their healthcare costs with the goal of improving the health and fitness of the workforce, since 2013. Former Chairman, Chief Executive Officer and President of Safeway Inc., an operator of grocery store chains. Mr. Burd served as Safeway’s Chairman of the Board of Directors from 1998 until his retirement in May 2013, Chief Executive Officer from 1993 until his retirement in May 2013 and previously served as President from 1992 to 2012. He is currently a director of Blackhawk Network Holdings, Inc., a prepaid payment network offering a broad range of gift cards, other prepaid products and payment services.

The Governance & Nominating Committee believes Mr. Burd’s qualifications to serve on our Board of Directors include his experience as President, Chief Executive Officer and Chairman of the Board of Directors of a large retail company and his broad-based knowledge in the areas of retail operations, healthcare costs, corporate finance, accounting and marketing and his considerable management, directorial, and board committee experience.

	Age	Director Since
Dale E. Jones	55	2008

Chief Executive Officer and President of Diversified Search, a leading executive search firm, since January 2015. Previously served as President of Diversified Search from October 2013 to January 2015. Former Vice Chairman and partner of the CEO and Board Practice in the Americas at Heidrick and Struggles, from January 2009 to September 2013. Former Chief Executive Officer of PlayPumps International, a provider of children’s play equipment that also pumps water for African communities, from September 2007 to January 2009. During that same period, Mr. Jones also served as Executive Vice President of Revolution LLC, a venture capital firm. Mr. Jones held several executive leadership positions at Heidrick and Struggles from 1999 to 2007. Mr. Jones also serves on the Board of Trustees of The Northwestern Mutual Life Insurance Company.

The Governance & Nominating Committee believes Mr. Jones’ qualifications to serve on our Board of Directors include his extensive experience as a senior advisor to chief executives and boards of directors in the areas of executive recruiting, succession planning and talent management, his experience as a director of another public company and his broad-based knowledge in the areas of consumer products, executive compensation and general human resources.

Kevin Mansell	62	1999

Our President since February 1999, our Chief Executive Officer since August 2008, and Chairman of the Board of Directors since September 2009. Mr. Mansell served as Executive Vice President — General Merchandise Manager from 1987 to 1998. He joined us in 1982.

The Governance & Nominating Committee believes Mr. Mansell’s qualifications to serve on our Board of Directors include his 39 years of retail experience, including 32 years with Kohl’s and 15 years as our President. His insight and direct knowledge of Kohl’s current operations and strategic opportunities within the retail industry is also invaluable.

John E. Schlifske	55	2011

Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company since 2010. Mr. Schlifske held a number of executive management positions at The Northwestern Mutual Life Insurance Company since 1987, including Chairman and Chief Executive Officer since July 2010, President from March 2009 through July 2010 and July 2013 through April 2014, interim President and Chief Executive Officer of Frank Russell Investment Company (at that time, a subsidiary of The Northwestern Mutual Life Insurance Company) from June 2008 to February 2009, Executive Vice President — Investment Products and Services from June 2006 through June 2008 and Senior Vice President — Investment Products and Services from January 2004 through May 2006. He also serves on the Board of Trustees of The Northwestern Mutual Life Insurance Company.

The Governance & Nominating Committee believes Mr. Schlifske’s qualifications to serve on our Board of Directors include his experience as Chairman and Chief Executive Officer of a major company and his broad-based financial expertise.

	Age	Director Since
Frank V. Sica	64	1988

Managing Partner, Tailwind Capital, a private investment firm, since 2006. Senior Advisor to Soros Private Funds Management from 2003 to 2006. President of Soros Private Funds Management from 2000 to 2003. Managing Director of Soros Funds Management from 1998 to 2000. From September 2004 through February 2010, Mr. Sica was a director of NorthStar Realty Finance Corporation, a real estate finance company. Mr. Sica is currently a director of CSG Systems International, an account management and billing software company for communication industries, JetBlue Airways Corporation, a commercial airline, and Safe Bulkers, Inc., a marine drybulk transportation services company.

The Governance & Nominating Committee believes Mr. Sica’s qualifications to serve on our Board of Directors include his years of executive experience in the investment banking and private equity field, his experience as a director and as an advisor to the boards of many other public companies, and his broad-based knowledge in the areas of corporate finance, executive compensation, information technology and real estate.

Stephanie A. Streeter	57	2007

Chief Executive Officer and Director of Libbey, Inc., a producer of glass tableware and other tabletop products, since August 2011. Former Interim Chief Executive Officer, United States Olympic Committee from March 2009 to January 2010. Former Chairman, President, and Chief Executive Officer of Banta Corporation, a global technology, printing and supply-chain management company from 2004 until 2007. Ms. Streeter served as Banta Corporation’s President and Chief Executive Officer from 2002 to 2004 and President and Chief Operating Officer from 2001 to 2002. She is also currently a director of Goodyear Tire & Rubber Company, a manufacturer and distributor of tires and related products and services.

The Governance & Nominating Committee believes Ms. Streeter’s qualifications to serve on our Board of Directors include her experience as President, Chief Executive Officer and Chairman of the board of directors of complex businesses with worldwide operations; her experience as a director of other public companies and her broad-based knowledge in the areas of marketing, consumer products, information technology and e-commerce.

Nina G. Vaca(1)	43	2010

Chairman and Chief Executive Officer of Pinnacle Technical Resources, Inc., a staffing, vendor management and information technology services firm, since October 1996. She also has been Chairman and Chief Executive Officer of Vaca Industries Inc., a management company, since April 1999. Ms. Vaca is also a director of Comerica Incorporated, a banking and financial services company, and Cinemark Holdings, Inc., a motion picture exhibitor.

The Governance & Nominating Committee believes Ms. Vaca’s qualifications to serve on our Board of Directors include her experience as Chief Executive Officer, Chairman of the Board of Directors and founder of a rapidly-growing business; her experience as a director of other public companies; and her broad-based knowledge in the areas of information technology, human resources, marketing and e-commerce.

(1)	Professional name of Ximena G. Humrichouse.

	Age	Director Since
Stephen E. Watson	70	2006

Former President and Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer, from 1997 until his retirement in 2002. Mr. Watson held various executive officer positions with Dayton-Hudson Corporation from 1972 until his retirement in 1996, including President, Chairman/Chief Executive Officer of the Department Store Division. He is currently a director of Regis Corporation, an operator of beauty salons, and Chico’s FAS Inc., a specialty retailer.

The Governance & Nominating Committee believes Mr. Watson’s qualifications to serve on our Board of Directors include his experience as the leading senior executive officer of several complex retail businesses; his experience as a director of other retail-oriented public companies; and his broad-based knowledge in the areas of retail operations, corporate finance, accounting, marketing and merchandise procurement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been one of our officers or employees.

Independence Determinations & Related Person Transactions

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual Director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the Director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence. In accordance with its written charter, the Governance & Nominating Committee is charged with the ongoing review of transactions that could affect a Director’s independence.

In February 2015, the Governance & Nominating Committee reviewed a summary of Directors’ responses to a questionnaire asking about their relationships with us (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between us and the Directors or parties related to the Directors. During the course of this review, the Committee broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Based on this review, the Committee affirmatively determined that the following continuing Directors are independent: Peter Boneparth, Steven A. Burd, Dale E. Jones, Frank V. Sica, John E. Schlifske, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson. The Committee also determined that all of the members of the Audit, Compensation, and Governance & Nominating Committees meet our independence requirements.

The Committee determined that Kevin Mansell is not considered an independent Director because of his employment as our Chairman, Chief Executive Officer and President. While Peter M. Sommerhauser will no longer be serving on the Board following the Annual Meeting of Shareholders, the Committee also determined that he is not an independent Director because he is a shareholder with the law firm Godfrey & Kahn, S.C., which provides legal services to us.

The following transactions were reviewed and considered by the Committee, but were not deemed to affect the independence of the applicable Director or Directors:

•

Several of our Directors serve as non-employee directors of non-profit organizations that receive charitable contributions from us. All of these charitable contributions were made in the ordinary course of our charitable contribution programs.

•

Several of our Directors serve on the boards of directors of companies with which we may do relatively small amounts of ordinary course business from time to time. The Governance & Nominating Committee has reviewed each of these instances and has determined that in each case, the amount of business involved was immaterial to both companies, all such transactions were entered into at arm’s length, and that our Directors were not in any way involved in the negotiations or discussions leading up to the business relationships.

The Committee recommended all of the above-described conclusions to the full Board of Directors and explained the basis for its decisions. Upon discussion and further consideration, these conclusions were adopted by the full Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

Compensation Committee:

Frank V. Sica, Chairman

Peter Boneparth

Steven A. Burd

Dale E. Jones

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

The Compensation Committee (“Committee”) fulfills the Board of Directors’ responsibilities related to our Directors and Named Executive Officers’ (“NEOs”) compensation, ensuring our executive compensation program meets our corporate objectives. This Compensation Discussion & Analysis provides insight into the Committee’s process for determining this compensation. Specifically, it discusses and analyzes the Committee’s philosophy, objectives, policies, programs, practices and decisions.

The Committee has designed our program to reflect its philosophy that executive compensation should be directly linked to performance with the ultimate objective of increasing long-term shareholder value. In fact, each primary element of our executive compensation program is tied to Company performance. Additionally, the Committee’s policies, practices and our executive compensation program are consistent with market practice. In each of the first four years of advisory voting on our compensation programs, over 95% of the votes cast by our shareholders were in favor of our executive compensation. Based on this strong support, the Committee believes that our policies, practices, and programs are in line with our shareholders’ expectations.

As part of this pay for performance philosophy, our goals are intended to be difficult to achieve, and failure to achieve the goals have significant consequences. For example, because the Company failed to achieve acceptable financial results in 2012, our principal officers did not achieve a “satisfactory” rating for the year, and therefore, did not receive any stock options, restricted shares or any other form of equity awards based on 2012 performance. Similarly, no equity awards were made to the NEOs under our previous equity program based on Kohl’s performance in 2013. Because we did not achieve all of our financial goals in 2013 or 2014, our NEOs received the minimum payout possible under our annual incentive program in each of those years. Those payouts were earned in recognition of the fact that in 2013, the Company had outperformed our core peer group (described below), as measured by a weighted average of previously established metrics, and in 2014, Kohl’s achieved net income levels within the range forecasted in our initial publicly disclosed annual earnings guidance. Also because we did not achieve all of our financial goals in 2013 or 2014, certain performance-vested restricted shares granted to three of our NEOs in April 2013 did not vest and were subsequently cancelled. Taken as a whole, this reflects Kohl’s strong commitment to only paying for meaningful performance.

Kohl’s management, led by our NEOs, has established a clear path to improve its operating performance. Our senior management team launched Kohl’s new Greatness Agenda in 2014. The Greatness Agenda creates a strategic framework for the entire organization to align behind — identifying our areas of greatest opportunity and defining measurable objectives for improved sales, customer engagement and associate engagement over the next three year period. Our senior leaders spent a significant amount of time during late 2013 and all of fiscal 2014 to carefully craft the Greatness Agenda and to ensure that all associates understood and were aligned with this strategic framework. While our strategies are intended to drive performance over the longer term, management believes that plans resulting from the Greatness Agenda will drive success in the near-term as well.

While great progress was made in 2014 with respect to establishing, communicating and beginning to execute on our new three year plan set forth in the Greatness Agenda, our financial performance, particularly in the first half of the year, fell short of our goals. As such, the Committee took the following actions in early 2015 based on our 2014 financial results:

•	determined that the performance rating of each of our NEOs, including Mr. Mansell, was “effective;”

•	granted 2.25% base salary increases to each of our NEOs; and

•

awarded annual incentives to the NEOs pursuant to our Annual Incentive Plan at the lowest level for 2014, in recognition of the fact that Kohl’s achieved net income levels within the range forecasted in our initial publicly disclosed annual earnings guidance, as described below in this report.

The Committee believes all of these actions were appropriate and in line with its philosophy.

The Committee regularly and proactively adjusts compensation programs and other arrangements with our NEOs, as necessary, to drive Kohl’s performance and ensure they are best serving our shareholders. In 2014, the Committee and its independent compensation consultant began an extensive re-evaluation of our CEO’s post-retirement benefits and obligations. Following that re-evaluation, we entered into an Amended and Restated Employment Agreement with him. While Mr. Mansell has no current intention to retire from his positions with the Company, the agreement is intended to ensure a smooth and orderly transition to his successor upon his eventual retirement. It also provides strong incentives for Mr. Mansell to remain in his current capacity until the Committee determines that his eventual successor is prepared to assume the CEO role. The agreement also gives Kohl’s the option to retain Mr. Mansell’s services for a period following his eventual retirement and extended the term of his pre-existing non-competition/non-solicitation provisions beyond the original one year term following his retirement as CEO.

The Committee believes the changes to Mr. Mansell’s employment agreement are prudent and in the best interests of Kohl’s and its shareholders.

Say on Pay

The Committee is pleased with our shareholders’ strong support of our NEO compensation program. Each year at our Annual Meeting of Shareholders, we hold an advisory vote on the compensation of our NEOs. Our shareholders have consistently shown strong support for our NEO compensation, with over 95% of the votes cast by our shareholders approving this compensation in each of the four years we have held this advisory vote. In accordance with its charter, the Committee reviews these voting results on an annual basis and following each of the previous votes, has considered whether any adjustments were warranted based on these results. The Committee values our shareholders’ input and is always looking for ways to improve alignment between executive compensation and our objective of increasing long-term shareholder value.

Philosophy and Objectives

We believe executive compensation should be directly linked to corporate performance with the ultimate objective of increasing long-term shareholder value. For this reason, the majority of our executives’ compensation is earned only upon achievement of performance targets, such as sales, net income, total shareholder return and other financial measurements selected to reinforce the critical linkage between pay and performance and the alignment of the interests of our executives with those of our shareholders.

Our executive compensation program has been designed to achieve the following objectives:

•	Provide a competitive total compensation package that enables us to attract, motivate and retain key personnel;

•	Support the achievement of our short- and long-term business and strategic objectives by:

•	Providing short-term opportunities through our annual incentive program that are directly linked to corporate performance goals that drive long-term performance;

•	Providing long-term opportunities through equity awards granted under our long-term incentive program that align executive compensation with the creation of long-term shareholder value;

•	Provide compensation opportunities that are competitive, internally equitable and linked to demonstrated achievements;

•	Promote ownership of our stock by our executive officers in order to align their economic interests with those of our shareholders; and

•	Provide a balanced compensation program which does not create risks that are reasonably likely to have a material adverse effect on our Company.

Our executive compensation program is comprised of three primary elements:

•	Base salary;

•	Annual incentive compensation; and

•	Long-term incentive compensation.

The Committee has the flexibility to use these elements, along with certain benefits and perquisites, in proportions that will most effectively accomplish our business and strategic objectives. To ensure that our pay is competitive, the Committee compares total compensation levels for our executives to pay at other retail companies of similar size. The Committee does not position executives’ target total direct compensation to a specific percentile of the market data. Instead the Committee considers whether each executive is competitively positioned relative to that market data on a case-by-case basis.

Risk Assessment

Each year, we review and analyze whether our compensation plans, policies and practices create material risks to Kohl’s. As part of this analysis, we review all of our compensation plans, policies and practices. We also consider the potential impact of each of our compensation plans, policies and practices on all of the risk factors we have identified in our public filings. Management has engaged a third party compensation consultant to assist in this process and give a separate risk assessment. Following these analyses, the Committee and the consultant agreed with management’s conclusion that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Committee believes our compensation plans, policies and practices are designed to reward performance that contributes to overall Company performance and the achievement of long-term and short-term Company goals. These plans, policies and practices do not encourage or incentivize individuals to take actions that expose the Company to risks that are inconsistent with the Company’s strategic plan. The amount of each type of compensation awarded to or earned by our management team is determined either solely by reference to Company-wide performance (e.g., annual incentive compensation and long-term incentive awards) or a combination of Company-wide performance and individual performance (e.g., base salary increases).

Our long-term compensation is paid in the form of equity and the Committee has adopted share ownership guidelines, which require our NEOs to continuously own a substantial amount of equity during their employment. Equity based long-term incentives align our executives’ long-term interests with those of our shareholders and discourage excessive risk taking intended to drive short-term results at the expense of long-term shareholder value enhancement. The Committee believes our long-term incentive program motivates and rewards our executives for decisions that may not produce short-term results but will likely have a positive long-term effect, such as those related to investments in our infrastructure and increasing our market share. Our executives are not compensated for discrete decisions or actions.

Determining Executive Compensation

Our Committee oversees the compensation programs for our directors and NEOs. Those programs are administered by management in accordance with the policies developed by the Committee. Information concerning the structure, roles and responsibilities of the Committee can be found in the “Questions and Answers about our Board of Directors and Corporate Governance Matters” section of this proxy statement.

Compensation Committee Meetings & Advisors

The Committee meets throughout the course of each fiscal year to review issues with respect to executive compensation matters. In addition to preparation meetings and calls, the Committee met five times in fiscal 2014. Prior to each meeting, the Chairman of the Committee prepares and/or approves the agenda. The Chairman of the

Committee may, but is not required to, invite members of management or other members of our Board of Directors to attend portions of meetings as deemed appropriate. The Chief Executive Officer and Human Resources executives typically attend Committee meetings, but do not attend executive sessions unless invited by the Committee for a specific purpose. During the course of three of its meetings in 2014, the Committee held executive sessions without management present to discuss executive development and succession plans and make compensation-related decisions.

As set forth in the Committee’s charter, the Committee has the authority to retain and terminate any compensation consultant or its own independent legal, accounting or other advisors in its sole discretion. Before retaining any such advisor, the Committee reviews the independence of such advisor, taking into account all relevant factors, including the factors specified in Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee is solely responsible for the appointment, compensation and oversight of the work performed by any such consultant or advisor. Kohl’s is committed to providing appropriate funding for the payment of reasonable compensation to any advisors retained by the Committee.

The Committee retains an independent outside compensation advisor, Steven Hall of Steven Hall & Partners (“SH&P”). Mr. Hall participates in Committee meetings as directed by the Chairman. SH&P does not provide any other services to Kohl’s and Mr. Hall does not have any business or professional relationships with any member of Kohl’s management or the Committee. SH&P’s engagement and associated fees are reconsidered by the Committee on an annual basis.

Compensation Reports

While the Committee reviews information throughout the year, the Committee receives two principal reports during the year related to compensation levels paid to our NEOs. The first report is a tally sheet on each NEO. The second report is a benchmarking analysis for our top executives.

Tally Sheets

The Committee annually reviews tally sheets for each of our NEOs, which present a comprehensive summary of the executive’s compensation, including the following information:

•	The total compensation paid to each executive during the prior fiscal year, including base salary, annual cash incentives, long-term incentive awards, health and welfare benefits, and perquisites;

•	The fair market value of equity holdings; and

•	A summary of the potential severance benefits payable to the executive upon certain employment termination events.

Tally sheets provide the Committee with an overview of our compensation programs. While not used explicitly for determining compensation levels, they are useful in several other ways. Tally sheets inform the Committee about the relationship between different components of pay. They also show the Committee the level of wealth creation available and the retention value that exists from unvested equity. Finally, tally sheets provide context for decisions about compensation arrangements and the level of benefits they provide (e.g., severance benefits).

Benchmarking Analysis

Each year, SH&P presents a comprehensive benchmarking analysis comparing compensation paid to our executives with the compensation packages of executives employed by retailers with whom we compete for talent. The Committee considers all aspects of compensation for the NEOs and other senior officers. The Committee reviews each component of executive compensation independently and it reviews aggregate compensation levels paid to the senior officers against that paid by retail competitors in an effort to design the executive compensation program to result in a competitive pay package. The Committee considers whether each executive is competitively positioned relative to that market data on a case-by-case basis rather than targeting any particular percentile across all positions.

The Committee and SH&P review numerous data sources to ensure the Committee considers the most relevant compensation information available. The primary sources of industry compensation information used are our competitors’ SEC filings and the Hay Group Retail Industry Survey. The Committee believes that these sources of competitive compensation information are the best available at this time. The market data reviewed by the Committee in 2014 consisted of newly available data from the Hay Group’s 2014 Retail Industry Survey and information prepared by SH&P from publicly available proxy statements, Forms 8-K, and Forms 4 of our peer group companies.

Together with SH&P, the Committee performs an annual analysis to ensure that the peer group of companies used for compensation benchmarking purposes continues to reflect the most appropriate comparative companies. In considering which companies should be included in the Company’s peer group, the Committee considers many criteria, including the following:

•	Whether the proposed comparator company is in the same or a similar industry as Kohl’s;

•	Whether the proposed comparator company is similar to Kohl’s in terms of size, including revenues, total assets and market capitalization;

•	The complexity and scope of the proposed comparator company’s business;

•	Whether the proposed comparator company competes with Kohl’s for profits and talent; and

•	Other characteristics unique to Kohl’s or the retail industry, which could include things like same store sales, growth trajectory and corporate strategies.

For its 2014 analysis, the Committee used the same peer group as disclosed last year:

	Market Capitalization ($ Billions)*	Revenue ($ Billions)*
• Bed, Bath & Beyond Inc.	11.6	11.5
• The Gap, Inc.	18.3	16.1
• J.C Penney Company, Inc.	2.8	11.9
• L Brands, Inc.	17.1	10.8
• Macy’s, Inc.	20.9	27.9
• Nordstrom, Inc.	12.9	12.5
• Ross Stores, Inc.	14.0	10.2
• Sears Holding Corporation	4.3	36.2
• The TJX Companies, Inc.	37.2	27.4

Median	14.0	12.5
Kohl’s Corporation	10.9	19.0

*All market capitalization & revenue data is rounded. Revenues are 2013 revenues and market capitalization data was the most current information available in August 2014, when the Committee confirmed this peer group.

The Committee believes this peer group includes retail companies with similar business concepts to ours and should provide a relevant group of companies representing an appropriate range of revenue and market capitalization against which to compare our pay practices in the future. The Committee will continue to monitor the appropriateness of our comparators and make adjustments as necessary.

We also measure our performance against a more targeted set of peers for purposes of annual performance reviews, annual incentive plan awards and the vesting of certain equity-based awards. We refer to this set of peers as our “core peer group,” which includes:

•	J.C Penney Company, Inc.;

•	Macy’s, Inc.;

•	Sears Holding Corporation;

•	Target Corporation;

•	The Gap, Inc.;

•	The TJX Companies, Inc.; and

•	Ross Stores, Inc.

The Committee has determined that these companies compete with Kohl’s for market share in various categories of business. We use the core peer group because the Committee believes in certain instances, elements of compensation should be contingent upon our performance relative to our closest competitors. Although Target Corporation is not a part of our executive compensation benchmarking peer group because of its comparatively large revenues and market capitalization, Target continues to be a part of our core peer group for comparing operating metrics.

At a meeting in November 2014, the Committee reviewed a detailed benchmarking report prepared by SH&P. This report included detailed information on the following components of compensation for the NEOs:

•	Base Salaries;

•	Target Annual Incentives;

•	Actual Annual Incentives paid in Fiscal 2014 based on Fiscal 2013 performance;

•	Target Annual Compensation;

•	Long-Term Incentives; and

•	Target Total Compensation.

This benchmarking data indicated that each of the NEOs’ total compensation levels, including the amortized value of all outstanding equity compensation awards, was consistent with the Committee’s philosophies and objectives.

The Committee took all of the above information into consideration in evaluating each of the NEOs’ compensation for 2015.

Pay-for-Performance

Pay-for-performance is a critical part of Kohl’s compensation programs. This is best demonstrated by the fact that our principal officers did not receive any stock options or other equity awards in 2013 under our prior long-term incentive program based upon their 2012 performance ratings, as a result of Kohl’s 2012 financial performance falling short of our expectations. Similarly, no equity awards were made to the NEOs under our previous equity program based on Kohl’s performance in 2013. Because we did not achieve all of our financial goals in 2013 or 2014, our NEOs received the minimum payout possible under our annual incentive program in each of those years. Those payouts were earned in recognition of the fact that in 2013, the Company had outperformed our core peer group (described above), as measured by a weighted average of previously established metrics, and in 2014, Kohl’s achieved net income levels within the range forecasted in our initial publicly disclosed annual earnings guidance. Also because we did not achieve all of our financial goals in 2013 or 2014, certain performance-vested restricted shares granted to three of our NEOs in April 2013 did not vest and were subsequently cancelled. Taken as a whole, this reflects Kohl’s strong commitment to only paying for meaningful performance.

The Committee believes it is important that a significant portion of our NEOs’ compensation is tied to our future performance — both on an absolute basis and relative to other companies in the retail industry — in order to maximize long-term shareholder value creation. Accordingly, the aggregate compensation paid to our NEOs is weighted towards annual and long-term incentive compensation that is based upon Kohl’s absolute and relative performance.

The Committee continually re-evaluates our incentives to determine if any improvements could be made to our pay-for-performance alignment. The Committee has recently made two changes towards that end:

•

The Committee recently adopted our current LTIP described elsewhere in this proxy statement. A significant portion of the first awards made pursuant to the LTIP in 2014 are performance share units (“PSUs”), with vesting contingent upon attainment of company-wide cumulative financial performance goals over the three-year performance period of fiscal 2014-2016. The number of shares earned will be based on the level at which these goals were achieved. The number of shares earned upon vesting may also be adjusted based on the returns to our investors over this same three year period; and

•	To further amplify the need for our NEOs to drive sales, the Committee added sales growth as one of the key objectives reviewed at year end during the course of the NEOs’ performance evaluations.

The Committee believes these actions foster even greater pay-for-performance alignment, creating motivating pay plans that drive long-term shareholder value.

As another important part of pay-for-performance, the Committee continues to set difficult goals that must be met in order for the NEOs to maximize their compensation:

•

Each year, the Committee sets individual quantitative and qualitative performance criteria for each NEO that must be achieved for the NEO to be eligible for various levels of base salary increases. In 2013, these criteria included corporate net income, return on investment, business specific objectives and qualitative goals, such as leadership effectiveness and strategic planning. As noted above, for 2014, the Committee replaced return on investment with total sales growth to further amplify Kohl’s strategic desire to increase market share by driving sales.

•

The Committee sets goals based on the Company’s absolute performance, the Company’s performance relative to our earnings guidance to investors, and the sales performance of our core peer group for various levels of annual incentive payouts.

•

The Committee has established the LTIP and has granted awards under the LTIP intended to drive sales, net income, and total shareholder return over a three-year performance period from fiscal 2014 through fiscal 2016.

•	Moreover, the value of any long-term incentive award is dependent upon the future performance of our stock price.

The specifics of each of these performance criteria are discussed in greater detail below.

Individual roles and performance are also periodically taken into account in granting compensation increases or awards that are different than or in addition to those suggested by the guidelines. For example, annual salary increases may be adjusted based upon factors other than or in addition to an executive’s performance ratings, including, among other things, promotions, new roles and responsibilities and previous compensation increases.

Performance Evaluation Process

The Committee’s primary consideration when setting compensation is the performance of our NEOs against pre-established performance objectives, which the Committee feels will increase long-term shareholder value. The Committee uses a disciplined process to assess performance. This detailed process attempts to ensure that we reward and retain top talent while aligning those executives’ interests with those of our shareholders.

Chairman, President and CEO

The factors considered by the Committee to evaluate the performance of Mr. Mansell in fiscal 2014 included: (i) corporate net income for the prior fiscal year, weighted 40%; (ii) total sales growth for the prior fiscal year, weighted 40%; and (iii) other qualitative criteria, including leadership and vision, long-term strategic planning, succession planning, keeping our Board of Directors informed, enhancing our diversity, and social responsibility, collectively weighted 20%. For Mr. Mansell’s fiscal 2013 evaluation, the factors considered included: (i) corporate net income for the prior fiscal year, weighted 50%; (ii) corporate return on investment for the prior fiscal year, weighted 30%; and (iii) other qualitative criteria, collectively weighted 20%. As such, 80% of Mr. Mansell’s evaluation is and has been tied directly to our corporate performance, subject to adjustment where the Committee deems appropriate.

The Committee awards Mr. Mansell points in the three categories described above based upon corporate performance and his individual performance with respect to the qualitative criteria. Depending on the total points awarded, Mr. Mansell may receive one of the following ratings: (1) unsatisfactory, (2) inconsistent, (3) satisfactory, (4) effective, (5) highly effective, or (6) outstanding. The total points awarded to Mr. Mansell equals the sum of the points awarded based on actual performance relative to the two quantitative corporate performance objectives and the Committee’s subjective assessment of Mr. Mansell’s performance relative to the qualitative individual performance criteria. The maximum number of points that can be awarded with respect to each performance objective is based on the weighting of that performance objective. The performance rating is based on a six point system. For each performance objective, there are six levels of performance corresponding to the six ratings above, where an “unsatisfactory” rating would earn one point and a rating of “outstanding” would earn up to six points. Therefore, for the fiscal 2014 evaluation, achievement of the net income and sales goals, each of which is weighted at 40%, may result in an award of up to 2.4 points per goal. Achievement of the qualitative criteria goal, which is weighted at 20%, may result in an award of up to 1.2 points. Within each category, there is a range of performance and a range of points that can be awarded.

For the qualitative performance criteria, no numerical targets are established and Mr. Mansell’s actual performance is assessed with respect to the criteria as a whole. The level of Mr. Mansell’s actual performance with respect to the criteria is based on the Committee’s subjective review of Mr. Mansell’s performance. This subjective review was based on the deliberations of the Board of Directors with respect to Mr. Mansell’s performance that occurred throughout the prior year and in which each of the Committee members participated. The Committee did not attempt to identify specific contributions or achievements in making this assessment, but instead made its determination based on the totality of these deliberations and the related information considered in connection with those deliberations, and the judgment of individual members of the Committee may have been influenced to a greater or lesser degree by different aspects of these deliberations or information.

In the first quarter of 2013, the Committee determined that Mr. Mansell’s performance in fiscal year 2013 would be based upon the following criteria:

Performance Objective	Threshold (Inconsistent)		Maximum (Outstanding)		Objective Weighting
Net Income (in millions)	<$	900	>$	1,045	50%
Return on Investment		<15.87%		>17.22%	30%
Company Exceeds Peer Performance Index		Yes		—	—
Qualitative Objectives		—		—	20%

In February 2014, the Committee assessed Mr. Mansell’s 2013 performance against these objectives. The Company’s net income in 2013 was $889 million, which fell within the “Inconsistent” rating range. Similarly, ROI performance was 15.5%, which also fell within the “Inconsistent” range. The Committee assessed Mr. Mansell’s performance on the qualitative criteria as “Highly Effective.” Overall, Mr. Mansell earned a rating of “Satisfactory” for fiscal 2013.

In the first quarter of 2014, the Committee determined that Mr. Mansell’s performance in fiscal year 2014 would be based upon the following criteria:

Performance Objective	Threshold (Inconsistent)	Maximum (Outstanding)		Objective Weighting
Net Income (in millions)	$725	>$	975	40%
Total Sales (in billions)	$18.0	>$	20.0	40%
Company Exceeds Peer Performance Index	Yes		—	—
Qualitative Objectives	—		—	20%

In February 2015, the Committee assessed Mr. Mansell’s 2014 performance against these objectives. The Company’s net income in 2014 was $867 million, which fell within the “Effective” rating range. Similarly, Total Sales were $19.02 billion, which also fell within the “Effective” range. The Committee assessed Mr. Mansell’s performance on the qualitative criteria as “Highly Effective.” Overall, Mr. Mansell earned a rating of “Effective” for fiscal 2014.

Other NEOs

The Committee approves the general performance objectives and the relative weighting of each of these objectives for Kohl’s most senior officers. The Committee delegates to Mr. Mansell the authority to establish the performance criteria underlying each of the factors, which are generally expected to align with the Company’s financial plan for that year. While preliminary quantitative guidelines are presented to the Committee at the beginning of the fiscal year when it approves the performance measures and their weightings, the Committee has granted to Mr. Mansell the authority to modify these guidelines in his discretion, subject to the Committee’s review of the performance ratings assigned to each of these individuals at the end of the fiscal year. The Committee also delegates to Mr. Mansell the authority to assess the performance of Ms. Gass and Messrs. Brennan (until his departure in March 2014), McDonald, Schepp and Bonning at the end of the fiscal year in accordance with the methodology approved by the Committee.

In March 2013, the Committee established the other NEOs’ 2013 performance objectives and weightings below. Although Ms. Gass joined Kohl’s mid-year, her financial objectives were set at the same levels as the other NEO’s. Mr. Mansell set her business specific objectives shortly after she joined the Company.

Performance Objective	NEOs
Net Income	40%
ROI	20%
Business Specific Objectives	20%
Leadership and Vision	20%

The 2013 net income and ROI targets were established at the same levels as Mr. Mansell’s, as described above. The “Leadership and Vision” objective was a subjective assessment of the executive’s managerial performance over the course of the year. Each executive also had two strategic objectives related to their specific areas of the business.

In February 2014, the Committee reviewed the 2013 performance ratings of Messrs. Brennan, McDonald, Schepp and Bonning and Ms. Gass applying these objectives. Ratings for each executive’s 2013 performance objectives are detailed in the chart below.

Performance Objective	Mr. Brennan	Ms. Gass	Mr. McDonald	Mr. Schepp	Mr. Bonning
Net Income	Inconsistent	Inconsistent	Inconsistent	Inconsistent	Inconsistent
ROI	Inconsistent	Inconsistent	Inconsistent	Inconsistent	Inconsistent
Business Specific Objectives	Satisfactory	Effective	Effective	Effective	Satisfactory
Leadership and Vision	Effective	Effective	Effective	Effective	Effective
Overall Rating	Inconsistent	Satisfactory	Satisfactory	Satisfactory	Inconsistent

In the first quarter of 2014, the Committee determined that the other NEOs’ performance in fiscal year 2014 would be based upon the following criteria:

Performance Objective	NEOs
Net Income	30%
Total Sales	30%
Business Specific Objectives & Leadership	40%

The 2014 net income and sales targets were established at the same levels as Mr. Mansell’s, as described above. Each executive also had two strategic objectives related to their specific areas of the business.

In February 2015, the Committee reviewed the 2014 performance ratings of Ms. Gass and Messrs. McDonald, Schepp and Bonning. Ratings for each executive’s 2014 performance objectives are detailed in the chart below.

Performance Objective	Ms. Gass	Mr. McDonald	Mr. Schepp	Mr. Bonning
Net Income	Effective	Effective	Effective	Effective
ROI	Effective	Effective	Effective	Effective
Business Specific Objectives	Highly Effective	Highly Effective	Highly Effective	Highly Effective
Overall Rating	Effective	Effective	Effective	Effective

Elements of Executive Compensation

As described earlier, the aggregate compensation paid to our senior officers is comprised of three primary components each of which is directly linked to Company performance: salary, annual incentive compensation, and long-term incentive compensation. The amount of each of these compensation components is determined based largely upon corporate performance against pre-established performance goals. Additionally, individual performance factors are included in the analysis to ensure we take into account and recognize individual contributions and efforts in their specific roles.

The Committee believes it is important that a significant portion of our NEOs’ compensation be tied to our corporate performance in order to align the interests of our NEOs with those of our shareholders and to emphasize the importance of maximizing long-term shareholder value. Accordingly, aggregate compensation paid to our NEOs is weighted towards annual incentive and long-term incentive compensation, both of which are “at risk” if we do not achieve our financial and strategic objectives. Additionally, our NEOs’ salary increases are determined based in large part on Company performance. This strategy reflects the Committee’s pay-for-performance philosophy.

Salary

Salaries provide our NEOs with a regular source of income to compensate them for their day-to-day efforts in managing our Company. Salaries vary depending on the executive’s experience, responsibilities, the importance of the position to the Company, and/or changes in the competitive marketplace. The Committee reviews and adjusts salaries annually at the beginning of the fiscal year. Any increases in salary for our NEOs are based upon individual performance ratings and calculated in relation to the percentage merit adjustment budgeted for the remainder of the Company’s management team. The Committee has the right, however, to deviate from those guidelines in order to address other factors, including the officer’s responsibilities and experience, competitive market data for that officer’s position and retention concerns. Also at the beginning of each fiscal year, the Committee sets guidelines for salary increases to take effect in the following fiscal year based on individual performance in the current fiscal year and the percentage merit adjustment budgeted for the remainder of the Company’s management team.

Salary adjustments are closely tied to Kohl’s performance, as each NEO’s individual performance rating is heavily influenced by Kohl’s performance metrics. As detailed above, 80% of Mr. Mansell’s performance rating is based upon Kohl’s net income and return on investment. Likewise, net income and total sales growth comprise 60% of the other NEOs’ performance objectives.

Annual base salary adjustments for the NEOs in any given year are closely aligned with adjustments given to the remainder of our management team. To accomplish this objective, the Committee ties the NEOs’ annual salary adjustment opportunities to the budgeted annual merit increase for the overall management team.

Committee Decisions and Analysis

Fiscal 2014 Actions

At its February 2014 meeting, the Committee considered base salary increases for each of our NEOs. The Committee reviewed each NEO’s fiscal 2013 performance rating against the following merit increase opportunity grid that had been established in February 2013:

	Unsatisfactory	Inconsistent	Satisfactory	Effective (Target)	Highly Effective	Outstanding
Base Salary Increase as a Percent of Budgeted Increase for all exempt Associates	0%	25%	50%	75%	100%	133%
Example:
Increase assuming 2% budgeted for all exempt associates	0%	0.50%	1.00%	1.50%	2.00%	2.660%

Based on their “Inconsistent” ratings, Messrs. Brennan and Bonning were not granted a salary increase. Based on their “Satisfactory” ratings, Messrs. Mansell, McDonald and Schepp and Ms. Gass were determined to have earned a 1.00% salary increase, which was 50% of the 2.0% budgeted increase for all of the Company’s management. Accordingly, Mr. Mansell’s salary was increased to $1,352,700. Ms. Gass’s salary was increased to $932,600. Mr. McDonald’s salary was increased to $838,600. Mr. Schepp’s salary was increased to $834,800.

Also at the February 2014 meeting, the Committee decided to use the same salary increase opportunity chart for salary adjustments based on the NEOs’ fiscal 2014 performance ratings, which were considered in February 2015.

Fiscal 2015 Actions

At its February 2015 meeting, the Committee considered base salary increases for each of our NEOs. The Committee reviewed each NEO’s fiscal 2014 performance rating against the merit increase opportunity grid that had been established in February 2014. Based on their “effective” ratings, Messrs. Mansell, McDonald, Schepp and Bonning and Ms. Gass were determined to have earned a 2.25% salary increase, which was 75% of the 3.0% budgeted increase for all of the Company’s management. Accordingly, Mr. Mansell’s salary was increased to $1,383,150. Ms. Gass’s salary was increased to $953,600. Mr. McDonald’s salary was increased to $857,500. Mr. Schepp’s salary was increased to $853,600. Mr. Bonning’s salary was increased to $742,900.

Annual Incentive Compensation

The purpose of our Annual Incentive Plan is to provide eligible executives, including the NEOs, with a financial incentive that encourages them to perform in a manner which will enable Kohl’s to meet or exceed its profitability plans each fiscal year. In order for bonuses to be granted at threshold levels or higher under the Annual Incentive Plan, Kohl’s performance for a fiscal year must equal or exceed net income and comparable store sales goals established by the Committee at the beginning of the year. The Committee directly ties such awards to performance levels based on our net income and comparable store sales being above certain levels and to the peer performance index described below, providing incentives to our executives to maximize long-term shareholder value. These bonus targets reflect our financial goals and strategic plan for the fiscal year. The threshold tier requires we achieve a level of earnings that is minimally acceptable, but more likely to be attained based on our business plans. The Committee considers the top tier a significant, meaningful, and realistic challenge to the management team to increase our earnings.

If Kohl’s does not achieve the pre-established threshold performance levels in any year, a bonus at the lowest end of the range for annual incentive opportunities is still payable to NEOs if:

•	for years beginning with 2014, Kohl’s net income is within the range of net income forecasted in our initial publicly disclosed annual earnings guidance; or

•

Kohl’s sales performance for the year exceeds that of a “peer performance index.” For example, in 2013 and 2014, the group of “peer” retailers used for comparison purposes was our core peer group. The blended performance of this core peer group, calculated as a weighted average of each member of the core peer group’s growth in total domestic revenue, was used as the peer performance index.

For purposes of calculating net income levels, the Committee adjusts Kohl’s net income to exclude the effects of:

•	extraordinary items,

•	discontinued operations,

•	restructurings,

•	acquisitions or divestitures of any division, business segment, subsidiary or affiliate,

•	acquisitions or divestitures of assets that are significant otherwise than in the ordinary course of business,

•	other unusual or non-recurring items,

•	impairment charges, and

•	the cumulative effect of tax or accounting changes as determined in accordance with generally accepted accounting principles, as applicable.

Following the Committee’s certification of the Company’s year-end results, Annual Incentive Plan participants are granted a bonus based on a percentage of their base pay. The earned percentage is based on their level within the organization.

Committee Decisions and Analysis

In the first quarter of fiscal 2013, the Committee established the following performance goals and award opportunities for 2013 under the Annual Incentive Plan:

	Peer Performance Index Tier(1)	Threshold Tier	Target Tier	Top Tier
Net Income Goal (in millions)	Below $900	$900	$970	$1,045
Comparable Store Sales	Below 0.00%	0.00%	2.00%	5.00%
Award Opportunity (as a percent of base salary):
Mr. Mansell	40%	65%	175%	250%
Mr. Brennan	30%	55%	150%	200%
Messrs. McDonald, Schepp and Bonning	20%	40%	100%	175%

(1)	Assumes Kohl’s performance exceeded that of the peer performance index.

Ms. Gass joined the Company in June 2013. At that time, the Committee established her performance goals and award opportunities. Her award opportunities were the same as those of Mr. Brennan.

Fiscal 2014 Actions

In February 2014, the Committee assessed Kohl’s performance against the 2013 Annual Incentive Plan targets that had been approved at the February 2013 Committee meeting. In accordance with the terms of the Annual Incentive Plan, the Committee had approved net income levels for various tiers of incentive awards. Kohl’s did not achieve the threshold net income level in 2013. However, as noted above, the Committee had previously determined that a bonus at the lowest end of the range for annual incentive opportunities would be payable if Kohl’s did not achieve the pre-established performance levels but Kohl’s performance surpassed a previously established “peer performance index.” For 2013, the peer performance index was a weighted average of year-over-year domestic revenue growth of a pre-established sub-group of our peer group. Kohl’s 2013 year-over-year revenue performance exceeded that of the weighted average of the comparison group. Accordingly, the Committee approved Annual Incentive Plan payouts to the NEOs in the following amounts:

	Annual Incentive Plan Payout
Mr. Mansell	$535,720
Mr. Brennan	278,160
Ms. Gass	162,260	[1]
Mr. McDonald	166,060
Mr. Schepp	165,300
Mr. Bonning	145,300

[1]	Ms. Gass received a prorated Annual Incentive Plan payout.

In the first quarter of fiscal 2014, the Committee established the following performance goals and award opportunities for 2014 under the Annual Incentive Plan:

	Achieve Earnings Guidance Tier(1)	Peer Performance Index Tier(2)	Threshold Tier	Top Tier
Net Income Goal (in millions)	Below $890, But Within Earnings Guidance Range	Below $890	$890	$1,035

Sales		Total Sales Beat Peer Performance Index	0.00% Comparable Stores	5.00% Comparable Stores
Award Opportunity (as a percent of base salary):
CEO and Chairman	40%	40%	65%	250%
Mr. Brennan and Ms. Gass	30%	30%	55%	200%
Messrs. McDonald, Schepp and Bonning	20%	20%	40%	175%

(1)	Assumes Kohl’s reported net income was within the range forecasted in our initial publicly announced earnings guidance.
(2)	Assumes Kohl’s reported total sales performance exceeded that of the peer performance index.

Fiscal 2015 Actions

In February 2015, the Committee assessed Kohl’s performance against the 2014 Annual Incentive Plan targets that had been approved at the March 2014 Committee meeting. In accordance with the terms of the Annual Incentive Plan, the Committee had approved net income levels for various tiers of incentive awards. Kohl’s did not achieve the threshold net income level in 2014. However, as noted above, the Committee had previously determined that a bonus at the lowest end of the range for annual incentive opportunities would be payable if:

•	Kohl’s net income is within the range forecasted in our initial publicly announced earnings guidance; or

•

Kohl’s sales performance for the year exceeds that of a “peer performance index.” For 2014, the peer performance index was a weighted average of year-over-year domestic revenue growth of our core peer group.

Kohl’s 2014 net income exceeded the low end of our initial earnings guidance. Accordingly, the Committee approved Annual Incentive Plan payouts to the NEOs in the following amounts:

Annual Incentive Plan Payout
Mr. Mansell	$541,080
Ms. Gass	279,780
Mr. McDonald	167,720
Mr. Schepp	166,960
Mr. Bonning	145,300

Long-Term Compensation

The Committee grants long-term compensation awards to our NEOs under our 2010 Long-Term Compensation Plan to reward past performance, create an incentive for future performance, and create a retention incentive. The Committee has the flexibility to choose among a number of forms of long-term equity incentive awards available pursuant to the 2010 Plan, including stock options, stock appreciation rights, stock awards, performance units, performance shares, and other incentive awards.

Long-term equity incentive awards to our NEOs are typically considered on an annual basis. Prior to 2014, the Committee typically granted an even blend of time-vested stock options and performance-vested restricted stock with single year performance goals in an amount based on the performance of the Company and the individual executive officer during the prior fiscal year.

In January 2014, the Committee adopted the LTIP in place of its old program for making annual long-term equity incentive awards to the NEOs and other senior executives. These awards will continue to be made from the Company’s 2010 Long-Term Compensation Plan. The LTIP is intended to achieve the Committee’s goals of, among other things, improving the efficiency of long-term equity incentive awards made to Kohl’s leadership team and driving our most senior executives to deliver increased sales and profitability. Under the LTIP, annual long-term equity incentive awards are intended typically to be a blend of performance share units (“PSUs”) which will vest in an amount contingent upon the achievement of multi-year financial performance goals and time-vested restricted stock which will vest over a multi-year period. The blend of awards under the LTIP is intended typically to be weighted more heavily to PSUs.

On a quarterly basis, the Committee reviews our share overhang (the grants outstanding, plus remaining equity that may be granted, as a percentage of our total outstanding shares) and our run rate (the number of award shares granted each year as a percentage of our total outstanding shares) to monitor how our share pool is being utilized.

Committee Decisions and Analysis

Fiscal 2014 Actions

The Committee granted the first annual long-term equity incentive awards pursuant to the LTIP to each of the Company’s executive officers on January 13, 2014. These awards were comprised of a blend of:

•

60% performance share units which will vest in an amount contingent on the Company’s cumulative net income and cumulative sales, equally weighted, over a three-year performance period from fiscal 2014 through fiscal 2016, with target-level payouts only occurring if we achieve the levels set forth in our 3-Year Financial Plan; and

•	40% time-vested restricted stock which will vest in four equal installments on the first through fourth anniversaries of the date of grant.

For the 2014-2016 LTIP grant, the Committee approved the following grant date dollar value of awards for our NEOs (assuming achievement of target performance under the performance share units for the 2014-2016 performance period):

Aggregate Grant Date Target Dollar Value of LTIP Awards (1)
Mr. Mansell	$6,000,000
Ms. Gass	$1,750,000
Messrs. McDonald, Schepp and Bonning	$1,000,000

(1)	The ultimate value of these awards is dependent upon Kohl’s actual performance for the 2015-2017 performance period and the market value of Kohl’s stock at the time of vesting.

As mentioned above, 60% of the aggregate grant date dollar value of the 2014-2016 LTIP grants was in the form of performance share units. The number of units actually earned is dependent upon Kohl’s actual performance over the three year fiscal 2014-2016 period. Upon achievement of the predetermined “target” level of performance, the executive officers will receive 100% of the performance share units awarded. At the

“threshold” level of performance, 50% of the performance share units will be earned and at the “maximum” level, 200% of the performance share units will be earned. The number of performance share units received at performance between these levels will be determined based on straight-line interpolation. In the event performance does not meet threshold levels, then none of the performance share units will be earned.

The number of shares that may be earned upon vesting of the performance share units is also subject to a modifier based on Kohl’s total shareholder return relative to a group of peer companies1 over the three-year performance period. These peer companies were used as a comparator group because they are also used for benchmarking compensation as a part of the Hay Group’s custom data. If Kohl’s relative total shareholder return is in the top quartile of the peer group, then the performance share units earned in accordance with the preceding paragraph will be increased by 25%. Conversely, if Kohl’s relative total shareholder return is in the bottom quartile, then the performance share units earned will be reduced by 25%. There will be no adjustment if our total shareholder return is in the second or third quartile.

In light of the vesting schedule of the initial awards under the LTIP as compared to awards that would have been made under the previous long-term incentive program, the Committee made a one-time grant of time-vested restricted shares to the NEOs in March 2014 to facilitate the transition to the LTIP. These awards, commonly referred to as “stub grants,” vest in two equal installments on the first and second anniversaries of the grant date. The grant date value of the stub grants made to the NEOs was:

Grant Date Dollar Value of “Stub Grants”
Mr. Mansell	$7,480,000
Ms. Gass	1,050,000
Mr. Bonning	1,110,000
Mr. McDonald	1,040,000
Mr. Schepp	1,110,000

The Committee also certified that Kohl’s did not achieve the net income goal of $900 million in 2013 previously established for the performance-vested restricted shares granted to Messrs. McDonald, Schepp and Bonning in 2013.

Fiscal 2015 Actions

In February 2015, the Committee certified that Kohl’s did not achieve the net income goal of $900 million in 2014 previously established for the performance-vested restricted shares granted to Messrs. McDonald, Schepp and Bonning in 2013. Accordingly, these shares did not vest and were subsequently cancelled. The Committee will consider LTIP awards to the NEOs for the 2015-2017 performance period after the filing of this proxy statement.

Perquisites

We provide our NEOs with certain perquisites in order to provide a competitive total rewards package that supports retention of key talent. These include automobile expense reimbursement, with no fixed limit; personal

[1]	For the 2014-2016 LTIP those companies are: Abercrombie & Fitch Co. (ANF), Aeropostale, Inc. (ARO), American Eagle Outfitters, Inc. (AEO), Ann, Inc. (ANN), Ascena Retail Group Inc. (ASNA), Best Buy Co., Inc. (BBY), Bon-Ton Stores Inc. (BONT), Carter’s, Inc. (CRI), Coach, Inc. (CHO), DSW Inc. (DSW), Fifth & Pacific Companies, Inc. (FNP), The Gap, Inc. (GPS), The Home Depot, Inc. (HD), J.C. Penney Company, Inc. (JCP), L Brands, Inc. (LTD), Lowe’s Companies Inc. (LOW), Macy’s, Inc. (M), New York & Company, Inc. (NWY), Nordstrom, Inc. (JWN), Office Depot, Inc. (ODP), Sears Holdings Corporation (SHLD), Staples, Inc. (SPLS), Target Corp. (TGT), The TJX Companies, Inc. (TJX), Wal-mart Stores Inc. (WMT), and Zale Corporation (ZLC).

financial advisory services having a value of up to $3,500 and tax-related advisory services with no fixed limit; a supplemental health care plan, covering up to $50,000 for medical expenses not covered by insurance; and supplemental Company-paid life and disability insurance coverage. Mr. Mansell has been permitted to use the Company’s aircraft for personal flights as well as business flights. This benefit increases the efficiency of Mr. Mansell’s travel. We believe these perquisites are reasonable based upon the relatively small expense in relation to both executive pay and our total benefit expenditures. Details regarding these benefits are disclosed in the Summary Compensation Table and the accompanying schedule elsewhere in this proxy statement.

Deferred Compensation

We maintain non-qualified deferred compensation plans for approximately 435 of our executives, including our NEOs. Details regarding the contributions and benefits of these non-qualified plans are disclosed in the Non-Qualified Deferred Compensation table and the accompanying narrative contained elsewhere in this proxy statement.

Stock Ownership Guidelines

The Committee believes that executive stock ownership is important to align the interests of our executives with those of our shareholders. Our executive stock ownership guidelines require Mr. Mansell to maintain ownership equal to five times his base salary. Other principal officers and Senior Executive Vice Presidents are required to maintain Kohl’s stock ownership that is equal to three times their base salary. Executive Vice Presidents are required to maintain stock ownership that is equal to their base salary. Each executive has five years from the time the executive becomes subject to the particular requirement to comply. For the purposes of calculating stock ownership, the Committee will not consider vested or unvested stock options, but will consider shares of Kohl’s common stock owned outright, shares held in employee benefit accounts, and unvested time-based restricted stock. All of the NEOs, as well as each of our Executive Vice Presidents, are in compliance with these guidelines.

From time to time, our principal officers will engage in sales of Kohl’s common stock in accordance with our executive stock ownership guidelines. These sales may be accomplished pursuant to SEC Rule 144 during our scheduled insider trading window periods or pursuant to pre-arranged trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act. Compliance with our executive stock sale guidelines is monitored by the Committee and exceptions are granted by the Committee only in extraordinary circumstances.

Our executives and directors are also prohibited from entering into transactions designed to result in a financial benefit if our stock price declines, or any hedging transaction involving our securities, including but not limited to the use of financial derivatives such as puts and calls, short sales or any similar transactions.

Other Material Tax and Accounting Implications of the Program

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to a company’s Chief Executive Officer and three most highly compensated executive officers in service as of the end of any fiscal year (other than the Chief Executive Officer and Chief Financial Officer). However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee does not have a policy requiring aggregate compensation to meet the requirements for deductibility under Section 162(m). Where compensation is awarded in excess of the limits established by Section 162(m), the Committee encourages, but does not require, deferral of such excess amounts by the officer.

Employment Agreements

We have entered into employment agreements with each of our NEOs. The terms of these agreements are similar to those of employment agreements of similarly situated retail industry executives. Our executives’ employment agreements do not include any provisions for tax gross-up payments.

The Committee believes that employment agreements are important to both our executives and to the Company in that the executive benefits from clarity of the terms of his or her employment, as well as protection from wrongful termination, while Kohl’s benefits from nondisclosure and non-competition protection, enhancing our ability to retain the services of our executives. The Committee periodically reviews the terms of the employment agreements and amends them as necessary to remain competitive and to carry out its objectives. Details of the terms of the specific employment agreements are discussed below.

In November 2014, Kohl’s entered into an Amended and Restated Employment Agreement with Mr. Mansell (the “Mansell Agreement”). While Mr. Mansell has no current intention to retire from his positions with Kohl’s, the Mansell Agreement was intended to ensure a smooth and orderly transition to his successor upon his eventual retirement. The Mansell Agreement added provisions to Mr. Mansell’s previous employment agreement that are intended to:

•	Provide an incentive to Mr. Mansell to continue serving as CEO until the Board determines that his successor is identified and prepared to assume the CEO role;

•	Give the Board the option to retain Mr. Mansell’s services as Chairman of the Board for up to two years following his retirement;

•	Assure that the Board would not be forced to pay severance to Mr. Mansell once the Board determines that his successor is ready to assume the CEO role; and

•	Extend Mr. Mansell’s current non-competition/non-solicitation provisions beyond one year following his retirement as CEO.

The Mansell Agreement provides that the Board will determine the date upon which Mr. Mansell’s service as the CEO will end, although Mr. Mansell may resign at any time. If Mr. Mansell resigns, or if his employment is terminated for “Cause” as defined in the Mansell Agreement, he will receive no further compensation or benefits, except for the right to receive any earned but unpaid base salary and other accrued benefits.

Upon the Board’s determination that Mr. Mansell’s successor is prepared to assume the CEO role, Mr. Mansell’s term as Kohl’s CEO shall end. However, the Board may, at its sole discretion, appoint Mr. Mansell as the non-executive Chairman of the Board and if so appointed, Mr. Mansell shall serve in such capacity until the second anniversary of his termination as CEO, or such earlier date as determined by the Board, in its sole discretion. In such event, Mr. Mansell will be compensated for his services as a non-employee director and non-executive chairman under the Company’s director compensation policies. In addition, Mr. Mansell will be entitled to the following consideration:

•	Continued vesting of stock options through the second anniversary of his termination as CEO, at which time all unvested stock options will immediately vest;

•

Continued vesting of restricted stock through the second anniversary of his termination as CEO, at which time all unvested restricted shares will immediately vest (subject to the achievement of applicable performance requirements, as the case may be);

•	Continued vesting of performance share units in accordance with their terms, including the previously established performance criteria applicable to such units;

•	A prorated portion of his Annual Incentive Plan bonus for the Company’s fiscal year in which his termination occurs; and

•	Continuation of health insurance benefits substantially the same as the benefits to which he is entitled as of the date of the Employment Agreement.

In the event the Board determines to elect anyone other than Mr. Mansell to serve as Chairman of the Board, at or any time after the date of his termination as CEO but before the second anniversary of that date, Mr. Mansell will be entitled to receive all remaining benefits under the Mansell Agreement that would have been provided to him if he had continued as Chairman for such two-year period, subject to certain conditions.

The Mansell Agreement contains non-competition provisions applicable during the term of his employment with Kohl’s and for the two-year period following his termination as CEO. The Mansell Agreement also contains customary covenants relating to confidentiality, assignment of business ideas, non-disparagement and non-solicitation.

SUMMARY COMPENSATION TABLE

The table below summarizes information concerning compensation for fiscal 2014 of those persons who were at January 31, 2015: (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our three other most highly compensated executive officers. Pursuant to the Securities and Exchange Commission’s rules, Mr. Brennan, who terminated his employment with us effective as of April 1, 2014, is also included for purposes of this table.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings(3)	All Other Compen- sation(4)	Total
Kevin Mansell	2014	$1,352,700	—	$7,479,992	—	$541,080	—	$295,024	$9,668,796
Chairman, President, Chief Executive Officer	2013	1,339,300	—	6,000,119	—	535,720	—	303,165	8,178,304
	2012	1,329,300	—	2,800,011	$2,800,003	531,720	—	355,758	7,816,792

Michelle Gass	2014	$932,600	—	$1,050,005	—	$279,780	—	$81,376	$2,343,761
Chief Customer Officer	2013	927,200	$1,000,000	9,750,064	—	162,260	—	243,763	$12,083,287

Wesley McDonald	2014	$838,600	—	$1,040,008	—	$167,720	—	$102,271	$2,148,599
Sr. Executive Vice President, Chief Financial Officer	2013	830,300	—	1,250,035	$1,165,870	166,060	—	99,871	3,512,136
	2012	818,000	—	500,023	499,994	163,600	—	106,27	2,087,887

Richard Schepp	2014	$834,800	—	$1,109,986	—	$166,960	—	$104,270	$2,216,016
Sr. Executive Vice President, HR, General Counsel	2013	826,500	—	2,250,044	$1,165,870	165,300	—	106,098	4,513,812

Kenneth Bonning	2014	$726,500	—	$1,109,986	—	$145,300	—	$81,778	$2,063,564
Sr. Executive Vice President

Donald A. Brennan	2014	$154,533	—	—	—	$47,287	—	$3,190,279	$3,392,099
Chief Merchandising Officer	2013	927,200	—	$1,750,048	—	278,160	—	105,050	3,060,458
	2012	920,250	—	875,016	875,002	276,075	—	111,340	3,057,682

(1)

The amounts shown represent the aggregate grant date fair value for awards granted in 2014, 2013 and 2012, computed in accordance with FASB ASC Topic 718 (formerly FAS 123(R)). For a discussion of the valuation assumptions used, see Note 6 to our fiscal 2014 audited financial statements included in our Annual Report on Form 10-K.

(2)	The amounts shown represent incentive payments awarded under our Annual Incentive Plan based on our performance during the year indicated, but actually paid in the following year.
(3)	We have no defined benefit or actuarial pension plans. All earnings in our nonqualified deferred compensation plan are at market values and are therefore omitted from the table.
(4)	A detailed breakdown of “All Other Compensation” is provided in the table below.

Name	Our Contributions to Executive Officer’s Defined Contribution Plan Accounts	Payments made by us for Term Life, Long- Term Disability and Accidental Death and Dismember- ment Insurance	Our Reimbursement of Financial Planning and Tax Advice Expenses	Automobile Expense Allowance	Severance Payments		Supplemental Health Care Coverage(a)	Utilization of Company- Owned Aircraft(b)	Restricted Stock Dividend Equivalents(c)	Total
Kevin Mansell	$17,500	$12,459	—	$20,055	—		$50,000	$179,993	$15,017	$295,024
Michelle Gass	—	14,107	—	17,269	—		50,000	—	—	81,376
Wesley McDonald	17,180	15,322	$585	11,772	—		50,000	—	7,412	102,271
Richard Schepp	17,172	11,701	—	18,924	—		50,000	—	6,473	104,270
Kenneth Bonning	66	9,461	—	15,833	—		50,000	—	6,418	81,778
Donald A. Brennan	7,727	3,250	—	4,596	$3,122,991	(d)	50,000	—	1,715	3,190,279

(a)

Amounts shown are coverage limits. Our actual expense for providing this benefit may have been substantially less than the amounts shown. Coverage limits are presented for purposes of protecting the confidentiality of our executives’ actual medical expenses.

(b)

Amounts shown are the incremental costs of personal use of Kohl’s-owned or chartered aircraft, and are based on either actual charter expense or, with respect to Kohl’s-owned aircraft utilization, the direct cost of use per hour, which includes fuel, maintenance, engine restoration cost reserves, crew travel expenses, landing and parking fees and supplies.

(c)

The amounts in this column represent dividend equivalent shares granted in lieu of cash dividends on March 26, June 25, September 24 and December 24, 2014 on unvested restricted stock granted prior to 2011, the value of which was not taken into account in the grant date fair value of such previously disclosed awards. The dividend equivalents with respect to unvested restricted stock are credited as additional shares of restricted stock on the record date and are subject to the same vesting restrictions as the underlying restricted stock. Amounts with respect to the dividend equivalent shares on unvested restricted stock granted in 2011 and thereafter are not included in this table as such amounts were factored into the grant date value of such awards.

(d)	Amount paid to Mr. Brennan pursuant to his separation agreement dated March 24, 2014.

GRANTS OF PLAN-BASED AWARDS IN 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards(3)

		Threshold	Target	Maximum	Threshold	Target	Maximum
Kevin Mansell	03/31/2014	$541,080	$2,367,225	$3,381,750	—	—	—	131,690	—	—	$7,479,992
Donald A. Brennan	—	—	—	—	—	—	—	—	—	—	—
Michelle Gass	03/31/2014	$279,780	$1,398,900	$1,865,200	—	—	—	18,486	—	—	$1,050,005
Wesley McDonald	03/31/2014	$167,720	$838,600	$1,467,550	—	—	—	18,310	—	—	$1,040,008
Richard Schepp	03/31/2014	$166,960	$834,800	$1,460,900	—	—	—	19,542	—	—	$1,109,986
Kenneth Bonning	03/31/2014	$145,300	$726,500	$1,271,375	—	—	—	19,542	—	—	$1,109,986

(1)

Shown are the Threshold, Target and Maximum payouts for which each executive was eligible under our Annual Incentive Plan with respect to fiscal 2014 performance. Amounts actually earned with respect to these awards are included in the Summary Compensation Table as Non-Equity Incentive Plan compensation. Further detail regarding actual 2014 awards can be found in the “Compensation Discussion & Analysis” beginning on page 24.

(2)	Awarded under our 2010 Long-Term Compensation Plan.
(3)

Amounts shown represent the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used, see Note 6 to our fiscal 2014 audited financial statements included in our Annual Report on Form 10-K.

We are currently authorized to issue equity awards under our 2010 Long-Term Compensation Plan. Awards under our 2010 Plan may be in the form of stock options, stock appreciation rights, common stock including restricted stock, common stock units, performance units and performance shares. Our executives do not participate in any other long- or short-term equity incentive plans.

Employment Agreements

We have employment agreements with Messrs. Mansell, Bonning, McDonald and Schepp and Ms. Gass. These agreements include the following terms:

•	the term of each agreement, other than the agreement with Mr. Mansell, is three years, extended on a daily basis until either party notifies the other that the term shall no longer be so extended;

•

the term of the agreement with Mr. Mansell ends once the Committee has determined that his eventual successor is prepared to assume the CEO role and also gives the Company the option to retain his services for a period following Mr. Mansell’s eventual retirement;

•

each executive shall receive an annual base salary, which, as of February 1, 2015 was $1,352,700 for Mr. Mansell, $932,600 for Ms. Gass, $838,600 for Mr. McDonald, $834,800 for Mr. Schepp and $726,500 for Mr. Bonning; and

•

the executives may be entitled to certain payments and other benefits upon termination of their employment or a change of control of Kohl’s, as described below in the section captioned “Potential Payments Upon Termination or Change of Control,” beginning on page 50.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each named executive officer with respect to outstanding exercisable and unexercisable options to purchase our common stock, unvested restricted stock awards, and performance share awards that had not been earned or vested at January 31, 2015.

	Option Awards					Stock Awards(1)
	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards
Name	Exercisable	Unexercisable							Number of Unearned Units of Stock That Have Not Vested(8)	Market Value of Unearned Units of Stock That Have Not Vested(2)
Kevin Mansell	97,500			$66.25	01/10/2016	23,372	(4)	$1,395,762	64,473	$3,850,324
	97,500			$66.30	01/30/2017	37,366	(5)	$2,231,470
	92,600			$50.39	02/13/2018	34,593	(6)	$2,065,883
	50,000			$42.89	03/31/2015	134,353	(7)	$8,023,543
	250,000			$50.07	09/15/2015
	50,000			$41.63	03/30/2016
	104,000	26,000	(3)	$55.74	03/29/2017
	115,543	77,029	(4)	$52.80	03/28/2018
	95,962	143,945	(5)	$48.48	03/26/2019
Donald A. Brennan(14)	70,000			$61.70	04/02/2016
	33,000			$66.30	01/30/2017
	31,000			$50.39	02/13/2018
	20,000			$49.56	02/25/2019
	17,500			$46.20	02/23/2020
	15,000			$54.75	08/11/2020
	68,500			$41.73	03/30/2016
	51,440	12,860	(3)	$55.74	03/29/2017
	54,160	36,108	(4)	$52.80	03/28/2018
	29,988	44,983	(5)	$48.48	03/26/2019
Michelle Gass	—					10,090	(6)	$602,585	18,805	$1,123,013
						18,860	(7)	$1,126,306
						116,733	(9)	$6,971,315
Wesley McDonald	37,500			$60.17	08/04/2018	2,941	(3)	$175,634	10,746	$641,730
	20,000			$49.56	02/25/2019	5,766	(4)	$344,335
	30,949	20,633	(4)	$52.80	03/28/2018	6,260	(5)	$373,820
		25,704	(5)	$48.48	03/26/2019	6,672	(6)	$398,475
		20,481	(10)	$45.54	04/01/2020	18,680	(7)	$1,115,583
						5,753	(10)	$343,598
						41,557	(11)	$2,481,761
Richard Schepp	40,000			$56.63	10/2/2015	2,528	(3)	$150,955	10,746	$641,730
	5,500			$66.25	01/10/2016	5,317	(4)	$317,512
	50,000			$55.05	08/15/2016	6,672	(5)	$398,475
	33,000			$66.30	01/30/2017	5,766	(6)	$344,335
	31,000			$50.39	02/13/2018	19,937	(7)	$1,190,645
	20,000			$49.56	02/25/2019	5,753	(10)	$343,598
	20,000			$46.20	02/23/2020	39,945	(12)	$2,385,539
	4,998			$41.63	03/30/2016	16,876	(13)	$1,007,861
	17,136	25,704	(5)	$48.48	03/26/2019
	5,120	20,481	(10)	$45.54	04/01/2020
Kenneth Bonning	30,000			$63.81	1/3/2016	2,530	(3)	$151,110	10,746	$641,730
	14,300			$66.30	1/30/2017	5,321	(4)	$317,795
	13,000			$50.39	2/13/2018	6,672	(5)	$398,475
	56,500			$49.56	2/25/2019	5,766	(6)	$344,335
		25,704	(5)	$48.48	3/26/2019	19,937	(7)	$1,190,645
		20,481	(10)	$45.54	4/1/2020	5,753	(10)	$343,598
						39,945	(12)	$2,385,539

(1)	Includes accrued but unvested dividend equivalent shares.
(2)	Based upon the $59.72 closing price of our common stock on January 31, 2015.
(3)	Award vests 20% per year with future vesting date of March 29, 2015.
(4)	Award vests 20% per year with future vesting dates of March 28, 2015 and 2016.
(5)	Award vests 20% per year with future vesting dates of March 26, 2015, 2016 and 2017.
(6)	Award vests 25% per year with future vesting dates of January 13, 2016, 2017 and 2018.
(7)	Award vests 50% per year with future vesting dates of March 31, 2015 and 2016.
(8)

The units reported in this column represent potentially issuable shares pursuant to performance share units granted under the company’s LTIP. The performance share units are scheduled to vest in March 2017. The number of shares that will actually become issuable is contingent upon Kohl’s 2014-2016 cumulative sales and net income performance in relation to pre-established performance hurdles. The number of units reported in this column assumes Kohl’s achieves cumulative net income and sales levels required for a payout at the “target” level.

(9)	Award vests 25% per year with future vesting dates of July 15, 2015, 2016 and 2017.
(10)

Award vests 20% per year with future vesting dates of April 1, 2015, 2016, 2017 and 2018. For restricted stock, vesting was also contingent upon Kohl’s achieving an adjusted net income of $900 million or more in either fiscal 2013 or fiscal 2014. As this condition was not met, the shares were forfeited in fiscal 2015.

(11)	Award vests 20% per year with future vesting dates of March 1, 2015 and 2016.
(12)	Award vests 20% per year with future vesting dates of May 15, 2015 and 2016.
(13)	Award vests 20% per year with future vesting dates of May 15, 2015, 2016, 2017 and 2018
(14)

Mr. Brennan terminated his employment with us effective as of April 1, 2014. Pursuant to the Securities and Exchange Commission’s rules, Mr. Brennan is still considered a named executive officer for purposes of this table.

OPTION EXERCISES AND STOCK VESTED IN 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Kevin Mansell	150,000	$2,668,202	52,188		$2,984,876
Donald A. Brennan(1)	86,500	$793,115	118,842	(2)	$6,728,370	(2)
Michelle Gass	—	—	41,785		$2,163,403
Wesley McDonald	43,436	$633,818	34,885		$1,973,465
Richard Schepp	22,797	$399,689	37,123		$2,047,222
Kenneth Bonning	56,056	$775,943	32,836		$1,815,143

(1)

Mr. Brennan terminated his employment with us effective as of April 1, 2014. Pursuant to the Securities and Exchange Commission’s rules, Mr. Brennan is still considered a named executive officer for purposes of this table.

(2)	Includes 80,958 shares with a value realized on vesting of $4,598,414, which vested per the terms of Mr. Brennan’s separation agreement dated March 24, 2014.

PENSION BENEFITS

We do not maintain any pension benefit plans for our officers or Directors that would otherwise be disclosable in these proxy materials.

NONQUALIFIED DEFERRED COMPENSATION

We have no retirement plans for our executive officers other than defined contribution plans and a retiree health plan for certain former principal officers. Approximately 435 of our executives are eligible for participation in the Kohl’s Deferred Compensation Plans, which are unfunded, unsecured plans. The Deferred Compensation Plans allow our executives to defer all or a portion of their base salary and bonuses. Elections to participate in these plans are made by our executives on an annual basis, prior to the beginning of the year in which the compensation is earned.

We do not make any company contributions to the Deferred Compensation Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, plus earnings (or minus losses). We deposit the deferred amounts into a trust for the benefit of plan participants. In accordance with tax requirements, the assets of the trust are subject to claims of our creditors. Account balances are deemed invested in accordance with investment elections designated by the executive from time to time but no more frequently than monthly. There are several investment options available to plan participants, including money market/fixed income funds, domestic and international equity funds, blended funds and pre-allocated lifestyle fund investments.

Deferred account balances are distributed to the plan participants in accordance with elections made by the executive at the time the deferral is made. These distributions may be scheduled for future years while the executive remains our employee or following the participant’s termination of employment, either in a lump sum or in installments. A separate distribution election is made by plan participants with respect to account balance distributions in the event of a change of control of Kohl’s.

The following table shows the executive contributions, earnings and account balances for the persons named in the Summary Compensation Table.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Kevin Mansell	—	—	$285,858	—	$3,030,000
Donald A. Brennan(3)	—	—	—	—	—
Michelle Gass	—	—	—	—	—
Wesley McDonald	$132,571	—	$50,127	($10,994)	$1,421,492
Richard Schepp	$365,326	—	$69,579	—	$2,848,610
Kenneth Bonning	$678,511	—	$132,752	($733,562)	$2,363,706

(1)	Executive contributions are included as compensation in the Summary Compensation Table in the year contributed. Earnings on account balances are not included in the Summary Compensation Table.
(2)

Of the amounts disclosed in this column, the following amounts were reported in the Summary Compensation Table this year or prior to 2014: Mr. Mansell: $2,104,169; Mr. McDonald: $1,069,371; Mr. Schepp: $669,942; Mr. Bonning: $678,511. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column reflect earnings (and losses) on the contributions and any salary or bonus deferrals by the executive prior to becoming a NEO, less any distributions taken by the executive since becoming a NEO.

(3)

Mr. Brennan terminated his employment with us effective as of April 1, 2014. Pursuant to the Securities and Exchange Commission’s rules, Mr. Brennan is still considered a named executive officer for purposes of this table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Upon termination of their employment or a change of control of Kohl’s, Messrs. Mansell, McDonald, Schepp, and Bonning and Ms. Gass will be entitled to various payments and other benefits pursuant to their respective Employment Agreements, our 2010 Long-Term Compensation Plan, our 2003 Long-Term Compensation Plan, our Annual Incentive Plan and our associate merchandise discount program. These payments and benefits are described below. On April 1, 2014, Mr. Brennan terminated his employment with us and, pursuant to a March 24, 2014 agreement, he received certain severance payments and benefits, as described below.

Mr. Mansell

Employment Agreement

We are party to an amended and restated employment agreement with Mr. Mansell that provides for certain payments and other benefits upon his termination of employment as CEO. The agreement does not provide separate or incremental benefits upon a change of control of Kohl’s. Mr. Mansell’s employment agreement as amended and restated on November 14, 2014, also contemplates that, at the Board’s discretion, Mr. Mansell may be appointed as non-executive Chairman of the Board following his service as CEO and defines his rights and obligations during this transition period. The payments and other benefits under Mr. Mansell’s agreement are as follows:

•	If his employment terminates while he is CEO other than due to his death or disability, he will not receive any severance payments;

•	If his employment is terminated upon his death or disability during his services as CEO:

•	he or his estate is entitled to a pro rata bonus for the current fiscal year;

•

he or his estate is entitled to a severance payment in the amount of one half of his then annual base salary, payable over one year in the event of his death, and over six months in the event of his disability;

•

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	all of his unvested stock options shall immediately vest if the termination is a result of his death.

•

When Mr. Mansell’s employment as CEO terminates (or, if he is appointed non-executive Chairman, when his period of service as non-executive Chairman ends), as long as Mr. Mansell has served as CEO until the desired date determined by the Board (the “Transition Date”), Mr. Mansell would receive the following benefits under his employment agreement. However, the following benefits do not apply if we terminate his employment for Cause or if he resigns as CEO prior to the Transition Date. The benefits provide:

•	he or his estate is entitled to a pro rata bonus for the current fiscal year;

•	to the extent unvested, accelerated vesting of all his stock options;

•	to the extent unvested, accelerated vesting of all outstanding restricted stock awards;

•	to the extent unvested, continued vesting of all performance share unit awards; and

•

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	Mr. Mansell’s amended and restated employment agreement does not provide any tax gross ups.

•

Following his termination of employment as CEO, Mr. Mansell will be prohibited from competing with us for a period of two years, and, if applicable, during the period he is non-executive Chairman and for a period of one year after his termination as non-executive Chairman, if applicable.

•	In all cases, our obligation to pay severance is contingent upon Mr. Mansell’s execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

•

Vesting of any unvested stock option awards held by Mr. Mansell that were made under our 2003 Long-Term Compensation Plan is within the discretion of the Compensation Committee in the event of a “change of control” of Kohl’s (as defined in the Plan). Stock option awards granted to Mr. Mansell prior to 2011 were made under our 2003 Long-Term Compensation Plan and could, in the discretion of the Compensation Committee, vest in accordance with these provisions.

•

As described above, certain provisions in Mr. Mansell’s employment agreement allow for acceleration or continued vesting of equity awards upon certain terminations of employment. The award agreements applicable to Mr. Mansell’s outstanding equity awards granted prior to November 14, 2014, provide for accelerated vesting in the event of a termination of employment due to death or disability. Other provisions in such award agreements relating to acceleration or continued vesting in the event of other terminations of employment are no longer controlling and the terms of Mr. Mansell’s employment agreement control in such cases. Pursuant to the terms of our performance-vested restricted stock award agreements, where accelerated vesting is otherwise provided for upon a termination of employment, such awards will only vest if the related performance conditions are satisfied at the time of termination or at a later date. Pursuant to the terms of our performance share unit award agreements for 2014 grants, upon a termination of Mr. Mansell’s employment due to a disability, he will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, if Mr. Mansell’s employment terminates due to his death, such performance share units shall vest at the target amount. Pursuant to the terms of all other equity awards held by Mr. Mansell, he would become fully vested in such awards upon a termination due to his death, and, for time-vested restricted stock awards granted in 2014, he would become fully vested in such awards upon a termination of his employment due to disability.

Non-Contractual Benefit Upon Retirement

In addition to his contractual benefits, upon his retirement, Mr. Mansell will be entitled to participate for his lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Mansell

The following table shows the potential payments to Mr. Mansell upon termination of his employment during the term of his employment agreement. Also shown is the value of any of Mr. Mansell’s stock options, performance share units, and restricted stock that would vest upon certain terminations of Mr. Mansell’s employment. The amounts shown in the table assume a January 31, 2015 employment termination date, do not reflect salary accrued as of that date and, for performance-vested restricted stock, assumes all related performance conditions are satisfied.

Based on Mr. Mansell’s amended and restated employment agreement, there are no special provisions related to the accelerated vesting of outstanding equity awards he holds in the event of a “change of control,” except to the extent that (1) an acquiring or surviving company would not assume the equity awards granted under the 2010 Long-Term Compensation Plan or (2) the Compensation Committee, would exercise its discretion to accelerate outstanding options held by Mr. Mansell granted under the 2003 Long-Term Compensation Plan. Consistent with prior year disclosures, we assume that neither event would occur and thus, there are no enhanced benefits to disclose for Mr. Mansell upon a “change of control.”

	Termination Prior to Transition Date	Termination at or After Transition Date	Termination Due to Disability Prior to Transition Date	Termination Due to Death Prior to Transition Date
Severance Payment — Salary Continuation	—	—	$676,350	$676,350
Severance Payment — Bonus Payments	—	—	—	—
Pro Rated Bonus(1)	—	$541,080	$1,070,813	$1,070,813
Outplacement	—	—	—	—
Value of Accelerated Restricted Stock(2)	—	$13,716,658	$10,089,426	$13,716,658
Value of Accelerated Stock Options	—	$2,254,462	—	$2,254,462
Value of Accelerated Performance Share Units(3)	—	$3,850,324	$3,850,324	$3,850,324

TOTAL	$—	$20,362,524	$15,686,914	$21,568,608

(1)

The entire hypothetical bonus for 2014 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of a termination at or after the Transition Date, pro rata bonus is based on actual performance at the end of the year.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units are illustrated at target, although in the case of a termination at or after the Transition Date or due to disability, Mr. Mansell would receive the actual award earned at the end of the performance period, as if he had remained employed through the end of the performance period.

Ms. Gass

Employment Agreement

Ms. Gass’s agreement provides for certain payments and other benefits upon her termination or upon a change of control of Kohl’s. These arrangements are as follows:

•	If her employment is terminated by us for cause or if she voluntarily resigns, she will not receive any severance payments;

•	If either her employment is terminated upon death or disability or due to our non-renewal of an employment agreement:

•	she or her estate is entitled to receive a pro rata bonus for the current fiscal year;

•

she or her estate is entitled to receive severance in the amount of one half of her then annual base salary, payable over one year in the event of her death or due to non-renewal, and over six months in the event of her disability;

•

she and her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided she (or the eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	all of her unvested stock options shall immediately vest if the termination is a result of her death.

•	If she terminates employment as a result of a material reduction in her job status or scope of responsibilities (i.e., for “good reason”), or if we terminate her employment involuntarily without cause during the term of the employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), she will be entitled to:

•

a pro rata bonus for the current fiscal year, determined on the basis of the actual performance of Kohl’s at the end of that year, payable at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to her aggregate base salary for the remaining term of her agreement, but not more than 2.9 years; plus

•	an amount equal to the average of the bonus awards made to her under our annual incentive compensation plan over the prior three fiscal years;

•

she and her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided she (or the eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits;

•	outplacement services of up to $20,000; and

•	to the extent unvested, continued vesting of her stock options throughout the remainder of the term of her employment agreement.

•

If, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the agreement) Ms. Gass’s employment is terminated by us without cause during the term of the agreement or by her for “good reason”, she will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made to her over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to her aggregate base salary for the remaining term of her agreement, but not more than 2.9 years; plus

•

an amount equal to the average of the bonus awards made to here under our annual incentive compensation plan over the prior three fiscal years, multiplied by the number of years remaining in the term of her agreement, but not more than 2.9 years;

•

she and her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided the executive (or the eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits;

•	outplacement services of up to $20,000; and

•	to the extent unvested, accelerated vesting of any outstanding stock options for the remaining term of the executive’s agreement.

•	Ms. Gass’s employment agreement does not provide a tax gross up.

•	Following her termination, Ms. Gass will be prohibited from competing with us for a period of one year.

•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreement are not payable until the six-month anniversary of the date of a termination.

•	In all cases, our obligation to pay severance is contingent upon Ms. Gass’s execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

For stock options and time-vested restricted stock awarded to Ms. Gass, under the terms of our 2010 Long-Term Compensation Plan, upon a “change of control,” the vesting of such awards is accelerated only if she terminates employment, within six months prior to or twelve months following a “change of control,” as a result of her termination for “good reason” or if the her employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Under the same Plan, upon a “change of control,” all performance-vested restricted stock awards and performance share unit awards shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied (for performance share units, at the target level). Again, this is true if the performance-vested restricted stock awards or performance share unit awards are assumed by the acquiring or surviving company. If Ms. Gass terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance-vested restricted stock awards or performance share unit awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest.

In addition, for any time-vested restricted stock awarded to Ms. Gass, excluding her March 31, 2014 award of time-vested restricted stock, if Ms. Gass terminates employment for “good reason” or if we terminate her employment without cause during the term of her employment agreement, the restricted stock that would have vested during the three-year period following termination of her employment will vest. For the time-vested restricted stock awarded to Ms. Gass on March 31, 2014, if she terminates employment for “good reason” or if we terminate her employment without cause during the term of her employment agreement, Ms. Gass will forfeit any unvested restricted stock.

In the event of a termination of Ms. Gass’s employment without cause or by her for “good reason,” any performance-vested restricted stock awards will only vest if the related performance conditions are satisfied at the time of termination or at a later date. Pursuant to the terms of our performance share unit award agreements for 2014 grants, upon termination of Ms. Gass’s employment due to a disability, she will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, upon a termination of her employment by reason of retirement (which retirement would need to be approved as a retirement by the Committee in its discretion at the time of such retirement), she would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months she was employed during the performance period. If Ms. Gass’s employment is terminated upon her death, such performance share units shall vest at the target amount. Upon her death while employed by us, all outstanding stock options and restricted stock would immediately vest and, for time-vested restricted stock awards granted in 2014, she would become fully vested upon her termination due to disability.

As described above, there are also provisions in Ms. Gass’s employment agreement that allows for acceleration or continued vesting of stock options upon certain terminations of employment.

Non-Contractual Benefit Upon Retirement

In addition to her contractual benefits, upon her retirement, Ms. Gass will be entitled to participate for her lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Ms. Gass

The following table shows the potential payments to Ms. Gass upon termination of her employment during the term of her employment agreement. Also shown is the value of Ms. Gass’s stock options, performance share units, and restricted stock that would vest upon certain terminations of Ms. Gass’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a January 31, 2015 employment termination date and do not reflect salary accrued as of that date. Also assumed is a January 31, 2015 effective date of a “change of control” and a $59.72 “change of control price” of our common stock, which was the January 30, 2015 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan. The amounts shown in the following table also assume that in a “change of control,” the acquiring or surviving company would have assumed the equity awards made under the 2010 Long-Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment — Salary Continuation	—	—	$2,704,540	$2,704,540	$466,300	$466,300
Severance Payment — Bonus Payments	—	—	$54,087	$156,851	—	—
Pro Rated Bonus(1)	—	—	$279,780	$54,087	$54,087	$54,087
Outplacement	—	—	$20,000	$20,000	—	—
Value of Accelerated Restricted Stock(2)	—	—	$7,573,900	$8,700,206	$1,728,891	$8,700,206
Value of Accelerated Performance Share Units(3)	—	—	$0	$1,123,013	$1,123,013	$1,123,013

TOTAL	$—	$—	$10,632,307	$12,758,697	$3,372,291	$10,343,606

(1)

The entire hypothetical bonus for 2014 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units are illustrated at target, although in the case of a disability, Ms. Gass would receive the actual award earned at the end of the performance period, as if she had remained employed through the end of the performance period.

Mr. McDonald, Mr. Schepp, and Mr. Bonning

Employment Agreement

Messrs. McDonald, Schepp, and Bonning entered into employment agreements with Kohl’s that are substantially similar to the employment agreement with Ms. Gass. The payments and other benefits upon the executive’s termination or upon a change of control of Kohl’s are the same as described above for Ms. Gass, except instead of being eligible for post-retirement health care coverage under our health insurance plan subject to reimbursement for the cost of such premiums, in connection with certain terminations, Messrs. McDonald, Schepp, and Bonning shall receive reimbursement of that portion of the executive’s monthly COBRA payment which is equal to our normal monthly cost of coverage of an executive under our group health insurance plans;

•	if Mr. McDonald, Mr. Schepp, or Mr. Bonning terminates his employment as a result of a material reduction in job status or scope of responsibilities (i.e., for “good reason”), or if we terminate the executive’s employment involuntarily without cause during the term of the executive’s employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), then such monthly reimbursement payments shall occur for a period of two years; and

•

if, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the agreement) Mr. McDonald’s, Mr. Schepp’s, or Mr. Bonning’s employment is terminated by us without cause during the term of the agreement or by the executive for “good reason,” then such monthly reimbursement payments shall occur for a period of one year.

Accelerated Vesting of Equity Awards

For restricted stock awarded to Messrs. McDonald, Schepp, and Bonning prior to 2011, vesting upon a “change of control” is within the discretion of the Compensation Committee, as described in our 2003 Long-Term Compensation Plan. For stock options, performance share units, and restricted stock awarded to Messrs. McDonald, Schepp, and Bonning in 2011 and later, under our 2010 Long-Term Compensation Plan, upon a “change of control,” the vesting of such awards is accelerated only if the executive terminates employment, within six months prior to or twelve months following a “change of control,” as a result of the executive’s termination for “good reason” or if the executive’s employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Under the same Plan, upon a “change of control,” all performance-vested restricted stock awards and performance share unit awards shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied (for performance share units, at the target level). Again, this is true if the performance-vested restricted stock awards or performance share unit awards are assumed by the acquiring or surviving company. If the recipient terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance-vested restricted stock awards or performance share unit awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest.

For restricted stock awarded to Messrs. McDonald, Schepp, and Bonning prior to 2011, pursuant to the award agreements, following termination of the executive’s employment if the executive terminates for “good reason” or if we terminate the executive’s employment without cause during the term of the employment agreement within the one year period following a “change of control,” all unvested shares or options granted pursuant to such awards would vest.

For restricted stock awards granted to Mr. McDonald on or after December 1, 2010, and for restricted stock awards granted to Mr. Schepp and Mr. Bonning on or after May 15, 2011, vesting of such awards would accelerate based on the number of shares that would have vested during the three-year period following termination of the executive’s employment if the executive terminates employment for “good reason” or if we terminate the executive’s employment without cause during the term of the employment agreement. For any performance-vested restricted stock, vesting will only occur if the related performance conditions are satisfied at the time of termination or at a later date. Pursuant to the terms of our performance share unit award agreements for 2014 grants, upon termination of the executive’s employment due to a disability, the executive will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, upon a termination of either executive’s employment by reason of retirement (which retirement would need to be approved as a retirement by the Committee in its discretion at the time of such retirement), the executive would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months he was employed during the performance period. Upon the executive’s death while employed by us, all outstanding stock options and restricted stock would immediately vest and, for time-vested restricted stock awards granted in 2014, an executive would become fully vested upon the executive’s employment termination due to disability.

Finally, there are also provisions in Mr. McDonald’s, Mr. Schepp’s, and Mr. Bonning’s employment agreements that accelerate or continue vesting of all or a portion of any outstanding equity awards upon certain terminations of the executive’s employment. Those provisions are intended to apply to equity grants awarded to the executives on or after those employment agreements became effective, which was on December 1, 2010 for Mr. McDonald and May 15, 2011 for Mr. Schepp and Mr. Bonning.

Potential Benefit Summary — Mr. McDonald

The following table shows the potential payments to Mr. McDonald upon termination of his employment during the term of his employment agreement. Also shown is the value of any of Mr. McDonald’s stock options, performance share units, and restricted stock, that would vest upon the occurrence of a “change of control” of Kohl’s or upon certain terminations of Mr. McDonald’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a January 31, 2015 employment termination date, do not reflect salary accrued as of that date and, for performance-vested restricted stock where the relevant performance period(s) have not yet been completed, assume that all related performance conditions are satisfied. Also assumed is a January 31, 2015 effective date of a “change of control” and a $59.72 “change of control price” of our common stock, which was the January 30, 2015 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2003 Long-Term Compensation Plan, as applicable. The amounts shown in the following table also assume that in a “change of control,” the acquiring or surviving company would have assumed the equity awards made under the 2010 Long-Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment — Salary Continuation	—	—	$2,431,940	$2,431,940	$419,300	$419,300
Severance Payment — Bonus Payments	—	—	$416,553	$1,208,005	—	—
Pro Rated Bonus(1)	—	—	$167,720	$416,553	$416,553	$416,553
Outplacement	—	—	$20,000	$20,000	—	—
Value of Accelerated Restricted Stock(2)	—	—	$3,774,025	$4,889,608	$1,459,918	$4,889,608
Value of Accelerated Stock Options	—	—	$649,498	$722,114	—	$722,114
Value of Accelerated Performance Share Units(3)	—	—	—	$641,730	$641,730	$641,730
Health Care Benefits	—	—	$23,674	$11,837	—	—

TOTAL	$—	$—	$7,483,411	$10,341,787	$2,937,501	$7,089,305

(1)

The entire hypothetical bonus for 2014 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year. In other cases, the pro rata bonus is illustrated based on the average award made to Mr. McDonald over the prior three fiscal years.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award which were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

The value of accelerated restricted stock does not include the acceleration of an April 1, 2013 award to Mr. McDonald because vesting is contingent on satisfying certain performance criteria, which were not met.

(3)

The value of accelerated performance share units are illustrated at target, although in the case of a disability Mr. McDonald would receive the actual award earned at the end of the performance period, as if he had remained employed through the end of the performance period.

Potential Benefit Summary — Mr. Schepp

The following table shows the potential payments to Mr. Schepp upon termination of his employment during the term of his employment agreement. Also shown is the value of any of Mr. Schepp’s stock options, performance share units, and restricted stock that would vest upon the occurrence of a “change of control” of Kohl’s or upon certain terminations of Mr. Schepp’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a January 31, 2015 employment termination date, do not reflect salary accrued as of that date and, for performance-vested restricted stock where the relevant performance period(s) have not yet been completed, assume all related performance conditions are satisfied. Also assumed is a January 31, 2015 effective date of a “change of control” and a $59.72 “change of control price” of our common stock, which was the January 30, 2015 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2003 Long-Term Compensation Plan, as applicable. The amounts shown in the following table also assume that in a “change of control,” the acquiring or surviving company would have assumed the equity awards made under the 2010 Long-Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment — Salary Continuation	—	—	$2,420,920	$2,420,920	$417,400	$417,400
Severance Payment — Bonus Payments	—	—	$371,153	$1,076,345	—	—
Pro Rated Bonus(1)	—	—	$166,960	$371,153	$371,153	$371,153
Outplacement	—	—	$20,000	$20,000	—	—
Value of Accelerated Restricted Stock(2)	—	—	$4,352,709	$5,795,321	$1,534,980	$5,795,321
Value of Accelerated Stock Options	—	—	$506,718	$579,334	—	$579,334
Value of Accelerated Performance Share Units(3)	—	—	—	$641,730	$641,730	$641,730
Health Care Benefits	—	—	$16,114	$8,057	—	—

TOTAL	—	—	$7,854,574	$10,912,860	$2,965,264	$7,804,938

(1)

The entire hypothetical bonus for 2014 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year. In other cases, the pro rata bonus is illustrated based on the average award made to Mr. Schepp over the prior three fiscal years.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock. The value of accelerated restricted stock does not include the acceleration of an April 1, 2013 award to

Mr. Schepp because vesting is contingent on satisfying certain performance criteria, which were not met.
(3)

The value of accelerated performance share units are illustrated at target, although in the case of a disability Mr. Schepp would receive the actual award earned at the end of the performance period, as if he had remained employed through the end of the performance period.

Potential Benefit Summary — Mr. Bonning

The following table shows the potential payments to Mr. Bonning upon termination of his employment during the term of his employment agreement. Also shown is the value of any of Mr. Bonning’s stock options, performance share units, and restricted stock that would vest upon the occurrence of a “change of control” of Kohl’s or upon certain terminations of Mr. Bonning’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a January 31, 2015 employment termination date, do not reflect salary accrued as of that date and, for performance-vested restricted stock where the relevant performance period(s) have not yet been completed, assume all related performance conditions are satisfied. Also assumed is a January 31, 2015 effective date of a “change of control” and a $59.72 “change of control price” of our common stock, which was the January 30, 2015 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2003 Long-Term Compensation Plan, as applicable. The amounts shown in the following table also assume that in a “change of control,” the acquiring or surviving company would have assumed the equity awards made under the 2010 Long-Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment — Salary Continuation	—	—	$2,106,850	$2,106,850	$363,250	$363,250
Severance Payment — Bonus Payments	—	—	$364,633	$1,057,437	—	—
Pro Rated Bonus(1)	—	—	$145,300	$364,633	$364,633	$364,633
Outplacement	—	—	$20,000	$20,000	—	—
Value of Accelerated Restricted Stock(2)	—	—	$3,597,253	$4,787,898	$1,534,980	$4,787,898
Value of Accelerated Stock Options	—	—	$506,718	$579,334	—	$579,334
Value of Accelerated Performance Share Units(3)	—	—	—	$641,730	$641,730	$641,730
Health Care Benefits	—	—	$12,514	$6,257	—	—

TOTAL	$—	$—	$6,753,268	$9,564,139	$2,904,594	$6,736,845

(1)

The entire hypothetical bonus for 2014 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year. In other cases, the pro rata bonus is illustrated based on the average award made to Mr. Bonning over the prior three fiscal years.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock. The value of accelerated restricted stock does not include the acceleration of an April 1, 2013 award to Mr. Bonning because vesting is contingent on satisfying certain performance criteria, which were not met.

(3)

The value of accelerated performance share units are illustrated at target, although in the case of a disability Mr. Bonning would receive the actual award earned at the end of the performance period, as if he had remained employed through the end of the performance period.

Mr. Brennan

On March 24, 2014, we entered into an agreement with Mr. Brennan regarding the termination of his employment (effective April 1, 2014), detailing the amounts owed to him under his employment agreement dated April 1, 2012. Benefits and payments under the agreement were contingent upon Mr. Brennan agreeing to a general release of claims against us. Following his termination, Mr. Brennan was prohibited from competing with us for a period of one year.

The agreement provided payments and other benefits to Mr. Brennan as follows:

•	a pro rata bonus equal to 17% of the full bonus amount that he would have been paid if he had remained employed through the end of the fiscal year;

•	payments equal to 2.9 times his base salary;

•	a lump sum payment equal to the average of the bonus awards made to him under our annual incentive compensation plan over the prior three fiscal years;

•

continued eligibility for Mr. Brennan, his spouse and eligible dependents for health care coverage under our health insurance plan and supplemental executive medical plan, except that he (or the eligible dependents in the event of his death) must reimburse us for all premiums paid for such retiree health insurance benefits and such coverage shall cease if he becomes eligible for coverage under another employer’s group health insurance plan;

•	outplacement services of up to $20,000;

•

continued vesting of Mr. Brennan’s outstanding stock options through March 31, 2017, at which point any unvested stock options shall be immediately canceled, and further provided that all vested stock options must be exercised by June 30, 2017 or the options will be canceled; and

•	acceleration of Mr. Brennan’s restricted stock that would have vested prior to April 1, 2017, had he remained employed until such date.

Benefit Summary — Mr. Brennan

The following table shows the amounts provided to Mr. Brennan in connection with his termination, effective April 1, 2014. For equity awards, the amounts shown in the table reflect values determined using the closing price of our stock on March 31, 2014 ($56.80), which was the day prior to the effective date of Mr. Brennan’s termination.

Amount
Severance Payments — Salary	$2,688,884
Severance Payment — Bonus Payment(1)	$529,745
Pro Rated Bonus	$47,287
Outplacement(2)	$20,000
Value of Accelerated Restricted Stock	$4,598,414
Value of Continued Vesting of Stock Options	$532,318

TOTAL	$8,416,648

(1)	The bonus payment here is equal to the average award to Mr. Brennan for the three most recent fiscal years under the annual incentive compensation plan.
(2)	The maximum value of outplacement payments are shown here.

Equity Compensation Plan Information

The following table provides information as of January 31, 2015 regarding shares outstanding and available for issuance under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	6,210,990	$52.95	11,543,926
Equity compensation plans not approved by security holders(1)	—	—	—

Total	6,210,990	$52.95	11,543,926

(1)	All of our existing equity compensation plans have been approved by shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports with the Commission disclosing their ownership, and changes in their ownership, of our stock. Copies of these reports must also be furnished to us. Based solely upon our review of these copies, we believe that during fiscal 2014, all of such reports were filed on a timely basis by reporting persons.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, management and our independent registered public accounting firm each have different roles and responsibilities with respect to our financial statements and internal control over financial reporting. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and is directly responsible for the compensation, appointment, retention and oversight of our independent registered public accounting firm. As part of this process, the Audit Committee is directly involved in the selection of the independent registered public accounting firm’s lead engagement partner and periodically considers whether a rotation of the independent registered public accounting firm is recommended. The Audit Committee has determined that a policy requiring periodic rotation of our independent registered public accounting firm would not be in shareholders’ best interests at this time. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for objectively reviewing, evaluating and testing our system of internal controls, and reports to the Audit Committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for performing an independent audit of our financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with accounting principles generally accepted in the United States. In addition, Ernst & Young is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. Under its written charter, the Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to our independent registered public accounting firm as well as any of our employees, and has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee reviewed and discussed our audited financial statements with management and Ernst & Young. The Audit Committee has also discussed and reviewed with Ernst & Young the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB’s”) Auditing Standard No. 16 (Communication with Audit Committees). This review included a discussion of the quality of Kohl’s accounting principles, the selection of and modification to significant accounting policies, the reasonableness of estimates, and the disclosures in Kohl’s financial statements and the notes thereto. In addition, the Audit Committee obtained from Ernst & Young the written disclosures and the letter required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence). The Audit Committee discussed with Ernst & Young any relationships that may impact their objectivity and independence, and also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining their independence, and has satisfied itself with respect to Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2015 for filing with the Commission.

Audit Committee:

Stephen E. Watson, Chair
John Schlifske
Stephanie A. Streeter
Nina G. Vaca

ITEM TWO

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2015. Ernst & Young and its predecessors have been Kohl’s independent accountants since prior to the company’s initial offering of securities to the public in 1992. Our selection of Ernst & Young as our independent registered public accounting firm for fiscal 2015 is being presented to you for your ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2015. We have been advised by Ernst & Young that they are independent certified public accountants with respect to us within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

A representative from Ernst & Young is expected to be present at the Annual Meeting of Shareholders, and will be available to make a statement or answer any appropriate questions during the meeting.

Fees Paid to Ernst & Young

We paid the following fees to Ernst & Young for fiscal 2014 and fiscal 2013:

	Fiscal 2014	Fiscal 2013
Audit Fees	$1,272,700	$1,203,870
Audit-Related Fees	—	—
Tax Fees	631,300	763,715
All Other Fees	—	—

Total	$1,904,000	$1,967,585

Audit Fees. Audit fees include fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q and various consultation topics. Included in Audit Fees are fees for services related to the audit of our internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002, and comfort letter issuance fees in connection with SEC filings.

Audit-Related Fees. We did not pay any Audit-Related Fees to Ernst & Young during the last two fiscal years.

Tax Fees. Tax fees include consultations related to IRS issues, Federal Work Opportunity Tax Credit and other hiring credit matters and other miscellaneous matters.

All Other Fees. We did not pay any fees to Ernst & Young during the last two fiscal years for any other services not included in the categories listed above.

Pre-approval Policies and Procedures

Our Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination on whether non-audit services are consistent with the Commission’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and negotiates or approves all services by and fees paid to the independent registered public accounting firm to ensure such services are within the parameters approved. All of the services, if any, described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A

VOTE FOR THE RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM THREE

ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Kohl’s is seeking shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. We are seeking this vote as required pursuant to Section 14A of the Securities Exchange Act of 1934. We are asking shareholders to approve the following nonbinding resolution regarding our executive compensation program:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion.

This is often referred to as a “say-on-pay” vote. In accordance with the view expressed by our shareholders in an advisory vote at the 2011 Annual Meeting of Shareholders, our Board of Directors currently intends to provide for a “say-on-pay” vote on an annual basis. As noted above, we are pleased with our shareholders’ strong support for our executive compensation in the first four annual “say-on-pay” votes, with over 95% of the votes cast being in favor of this compensation.

As an advisory vote, the “say-on-pay” vote is not binding on Kohl’s, the Board of Directors or the Board’s Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee’s charter specifically states that the Committee will review all “say-on-pay” voting results and consider whether to make any adjustments to our executive compensation policies and practices in response to these results.

We believe our executive compensation program as a whole is well suited to promote Kohl’s objectives in both the short and long term. As described above in the “Compensation Discussion & Analysis” section of this proxy statement, the Compensation Committee has designed our executive compensation program to reflect its philosophy that executive compensation should be directly linked to corporate performance with the ultimate objective of increasing long-term shareholder value. The Compensation Committee’s objectives include:

•	Providing a competitive total compensation package that enables us to attract and retain key personnel;

•	Providing short-term compensation opportunities through our annual incentive program that are directly linked to corporate performance goals;

•	Providing long-term compensation opportunities through equity awards that align executive compensation with value received by our shareholders;

•	Ensuring compensation awarded to our executives is linked to our performance during the fiscal year; and

•	Promoting ownership of our stock by our executive officers in order to align the economic interests of our executive officers more closely with those of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM FOUR

SHAREHOLDER PROPOSAL: RECOVERY OF UNEARNED MANAGEMENT BONUSES

The following shareholder proposal was submitted by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278 (the “Proponent”). The Proponent claims to beneficially own not less than 150 shares of Kohl’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent.

Proposal 4 — Recovery of Unearned Management Bonuses

RESOLVED, that shareholders request the Compensation Committee of our Board of Directors to adopt an incentive pay recoupment policy to provide that the Committee will (a) review, and determine whether to seek recoupment of incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, (i) there has been misconduct resulting in a violation of law or company policy, that causes significant financial or reputational harm to the company and (ii) the senior executive either committed the misconduct or failed in his or her responsibility to manage or monitor conduct or risks; and (b) disclosure to shareholders the circumstances of any recoupment, and of any Committee decision not to pursue recoupment in instances that meet certain criteria (i) and (ii). The Policy should mandate that the above recoupment provisions be included in all future incentive plans and award agreements and that the policy be posted on the company website.

Recoupment includes (a) recovery of compensation already paid and (b) forfeiture, recapture, reduction or cancellation of amounts awarded or granted to an executive over which the company retains control. The Policy should operate prospectively, so as not to affect any compensation paid, awarded or granted before it takes effect.

Former General Electric General Counsel Ben Heineman, Jr. said that recoupment policies with business-related misconduct triggers are “a powerful mechanism for holding senior leadership accountable to the fundamental mission of the corporation: proper risk taking balanced with proper risk management and robust fusion of high performance with high integrity.”

(http://blogs.law.harvard.edu/corpgov/2010/08/13/making-sense-out-of-clawbacks/)

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

GMI Ratings, an independent investment research firm, reported there was $10 million in 2013 Total Realized Pay for Kevin Mansell and shareholders had a potential 11% stock dilution. Kohl’s can give long-term incentive pay to our CEO for below-median performance. Our company had not disclosed specific, quantifiable performance objectives for our CEO. Kohl’s pays long-term incentives to executives without requiring our company to perform above the median of its peer group.

GMI said multiple related party transactions and other potential conflicts of interest involving our company’s board or senior managers should be reviewed in greater depth. Meanwhile in regard to workplace safety Kohl’s had not yet implemented OHSAS 18001 as its occupational health and safety management system.

In regard to our directors Stephen Watson was negatively flagged by GMI because he was on the Eddie Bauer board when it filed for bankruptcy. Frank Sica and Peter Sommerhauser each had 26-years long-tenure which detracts from director independence. Plus Mr. Sica was overcommitted with seats on 4 public boards and Mr. Sommerhauser received our highest negative votes (double-digits).

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Recovery of Unearned management Bonuses — Proposal 4

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

After careful consideration, our Board of Directors has determined that this shareholder proposal would not enhance shareholder value and would not be in the best interests of Kohl’s and its shareholders. The Board therefore recommends that you vote AGAINST this proposal.

The Board believes that the current structure of Kohl’s compensation programs and incentive compensation clawback rights are appropriate and effective and provide a balanced approach to aligning the interests of our senior executives and shareholders. Our 2010 Long-Term Compensation Plan (the “2010 Plan”) contains broad language regarding clawbacks. Specifically, the Plan provides that the Compensation Committee (the “Committee”) retains the right at all times to terminate all awards and payments under the Plan if a participant is terminated for cause or commits an act of misconduct. In addition, for any awards subject to performance goals which have previously vested, been paid or were exercised by a participant, if such performance goals would not have been determined by the Committee to have been achieved but for the participant’s act of misconduct, the 2010 Plan expressly authorizes Kohl’s to recover some or all of the value of any such previously paid, vested or exercised awards.

In addition to the recoupment provisions in the 2010 Plan, existing laws require recoupment in certain circumstances. The Sarbanes-Oxley Act of 2002 requires recoupment of some executives’ awards if a misstatement resulted from misconduct. In addition, Section 954 of the Dodd-Frank Act mandates that the Securities and Exchange Commission (the “Commission”) adopt rules related to the recoupment of executive compensation. Rather than adopt additional clawback provisions that may ultimately vary from the Commission’s interpretation of Section 954, the Board has determined that a broad clawback provision, like that in the 2010 Plan, is appropriate and in the best interests of Kohl’s and our shareholders. Once the Commission’s rules have been finalized, the Board will reexamine its current policies and determine whether changes are necessary.

The proposal also calls for us to report on the results of any deliberations about whether to recoup compensation from a senior executive. The Board believes that such a report is unnecessary and inappropriate. Decisions to disclose information, taking into account applicable legal requirements, the desire of investors to receive information, confidentiality and commercial considerations, and other matters, are properly made on a case-by-case basis. Mandating a report would deprive the Board of the ability to exercise judgment and discretion with respect to the disclosure of potentially sensitive information.

In addition, recoupment of long-term compensation awards is not the only sanction that Kohl’s may impose on executives who violate company policies or otherwise act contrary to the best interests of our company. For example, an executive’s misconduct may result in his or her immediate termination from the company. Thus, producing the report requested by the proponent, which would focus solely on recoupment or forfeiture of incentive or stock compensation, could present an incomplete and misleading picture of the full range of alternatives and actions Kohl’s may take to penalize and deter executive misconduct.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

ITEM FIVE

SHAREHOLDER PROPOSAL: PROXY ACCESS

The following shareholder proposal was submitted by the California Public Employees’ Retirement System, P.O. Box 942707, Sacramento, California 94229-2707 (the “Proponent”). The Proponent claims to beneficially own shares of Kohl’s stock having a market value in excess of $2,000. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent.

RESOLVED: Shareholders of Kohl’s Corporation (“Company”) ask the board of directors (“Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require Company to include in its proxy materials prepared for a shareholder meeting at which directors are to be elected, the name, the Disclosure and the Statement (each as defined herein) of any person nominated for election to the board by a shareholder or group (“Nominator”) that meets the criteria established below. Company shall allow shareholders to vote on such nominee on Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that Nominator must:

a)	have beneficially owned 3% or more of Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of Nominator’s communications with Company shareholders, including the Disclosure and the Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Company.

Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and the Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

Proxy access enables a system of governance that fosters director accountability and long-term value creation. Without effective proxy access, the director election process simply becomes a ratification of corporate management’s slate of nominees.

The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide.[1]

The proposed bylaw terms enjoy strong investor support — votes for similar shareholder proposals averaged 55% from 2012 through September 2014 — and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

[1]	http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

After careful consideration, our Board of Directors has determined that this shareholder proposal would not enhance shareholder value and would not be in the best interests of Kohl’s and its shareholders. The Board therefore recommends that you vote AGAINST this proposal.

We agree that shareholders should have a voice in nominating directors. We do not believe, however, that the specifics within the Proponent’s proposal represent the best way to provide that voice while protecting the rights of all shareholders. The Board recommends that you vote against the Proponent’s proposal because it ignores the effective voice shareholders already have and undercuts the critical role of, and protections afforded by, the independent Governance & Nominating Committee of the Board. Ultimately, the Proponent’s proposal advances a solution for a problem that does not exist at Kohl’s.

Our corporate governance structures ensure that the Board is accountable to shareholders, and shareholders already have several avenues to voice their opinions to, and influence, the Board. For example, to ensure director accountability, we have implemented a number of key protections, including:

•	All directors are elected annually;

•	Directors are elected by a majority vote standard with a requirement that any director who fails to receive the requisite number of votes to be elected must offer to resign; and

•	Eight of our nine directors seeking re-election at the 2015 Annual Meeting of Shareholders are independent under NYSE rules.

In addition to accountability, our governance policies and practices provide shareholders with the ability to effectively voice their opinions to the Board. Our shareholders are able to:

•	Propose director nominees to the Governance & Nominating Committee;

•	Communicate directly with the Board or with the independent Lead Director;

•	Nominate directors pursuant to the company’s bylaws and solicit proxies for director nominees under federal proxy rules;

•	Submit proposals for consideration at an annual meeting and for inclusion in the company’s proxy statement, subject to certain conditions and SEC rules;

•	Call special meetings; and

•	Express their views on our executive compensation program through an annual “say-on-pay” vote.

The Board’s independent Governance & Nominating Committee is best situated to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board that operates openly and collaboratively, provides effective oversight of management and represents the interests of all shareholders, not just those with special interests. Members of the Board and the Governance & Nominating Committee have a fiduciary duty to act in the best interests of the company and its shareholders. The Board is also accountable to the company’s shareholders through the company’s corporate governance documents and policies, including having all directors elected annually by the shareholders. Instead of this system of accountability, the Proponent’s proposal would provide for access to the company’s proxy by individual shareholders or small groups of shareholders who do not have a similar fiduciary duty, are not bound by the company’s corporate governance policies and practices, and may nominate directors who advance their own specific agenda without regard to the best interests of the company or its shareholders.

Ultimately, implementation of the Proponent’s proxy access proposal could require Kohl’s and its shareholders to pay additional costs for additional processes for which there is no demonstrated need.

Shareholders have supported Kohl’s current director recruitment and nomination policies, as evidenced by last year’s shareholder support representing at least 97% of the votes cast for each of our directors standing for re-election at our 2015 Annual Meeting of Shareholders. Based on the foregoing, the Board believes that adopting the Proponent’s proxy access proposal would not be in the best interests of the company and its shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL 2014 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS POSTED ON OUR CORPORATE WEBSITE AT www.kohlscorporation.com. A HARD COPY WILL BE SENT TO YOU WITHOUT CHARGE UPON WRITTEN REQUEST TO OUR SECRETARY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

By Order of the Board of Directors

Richard D. Schepp,
Secretary

Menomonee Falls, Wisconsin

March 30, 2015

KOHL’S CORPORATION

N56 W17000 RIDGEWOOD DRIVE

MENOMONEE FALLS, WI 53051

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

    KOHL’S CORPORATION

ITEM 1. Election of Directors The Board of Directors recommends that you vote FOR the following nominees:

		For	Against	Abstain
Nominees:

1a.	Peter Boneparth	☐	☐	☐

1b.	Steven A. Burd	☐	☐	☐

1c.	Dale E. Jones	☐	☐	☐

1d.	Kevin Mansell	☐	☐	☐

1e.	John E. Schlifske	☐	☐	☐

1f.	Frank V. Sica	☐	☐	☐

1g.	Stephanie A. Streeter	☐	☐	☐

1h.	Nina G.Vaca	☐	☐	☐

1i.	Stephen E. Watson	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Vote on Proposals:	For	Against	Abstain

ITEM 2. Ratify Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm. The Board of Directors Recommends a Vote FOR Item 2.	☐	☐	☐

ITEM 3. Advisory Vote on Approval of Named Executive Officer Compensation. The Board of Directors Recommends a Vote FOR Item 3.	☐	☐	☐

ITEM 4. Shareholder Proposal: Recovery of Unearned Management Bonuses. The Board of Directors recommends a vote AGAINST Item 4.	☐	☐	☐

ITEM 5. Shareholder Proposal: Proxy Access. The Board of Directors recommends a vote AGAINST Item 5.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ANNUAL MEETING ADMISSION TICKET

Kohl’s Corporation

Annual Meeting of Shareholders

Thursday, May 14, 2015

1:00 P.M., Local Time

The Pilot House at Pier Wisconsin

500 N. Harbor Drive

Milwaukee, Wisconsin 53202

This Admission Ticket will be required to admit you to the meeting

Please write your name and address in the space provided below and present this ticket when you enter

Name:

Address:

City, State and Zip Code:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

KOHL’S CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint Richard D. Schepp and Kevin Mansell or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kohl’s Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 P.M., Local Time on May 14, 2015 at The Pilot House at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin 53202 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AGAINST THE SHAREHOLDER PROPOSAL ON RECOVERY OF UNEARNED MANAGEMENT BONUSES AND AGAINST THE SHAREHOLDER PROPOSAL ON PROXY ACCESS. PROPOSALS 1, 2 AND 3 ARE BEING PROPOSED BY KOHL’S CORPORATION AND PROPOSALS 4 AND 5 ARE BEING PROPOSED BY SHAREHOLDERS OF KOHL’S CORPORATION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE